Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

MARCH 22, 2006

by and among

NATIONAL MENTOR HOLDINGS, INC.,

NMH HOLDINGS, LLC

and

NMH MERGERSUB, INC.

INDEX OF EXHIBITS

Exhibit A	Form of Certificate of Merger (including Annex A thereto)
Exhibit B	Form of Transmittal Letter
Exhibit C	Commitment Letters
Exhibit D	Employee Benefit Matters
Exhibit E	Form of Escrow Agreement

INDEX OF SCHEDULES

Company Disclosure Schedule
Purchaser Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 22, 2006 (this “Agreement”) is made by and among National Mentor Holdings, Inc., a Delaware corporation (the “Company”), NMH Holdings, LLC, a Delaware limited liability company (“Purchaser”), and NMH Mergersub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“PurchaserSub”). Certain capitalized terms used herein have the meanings set forth in ARTICLE 9.

RECITALS

WHEREAS, the board of directors of the Company and the board of directors of Purchaser have each approved the terms and conditions of the acquisition of the Company by Purchaser to be effected by the merger of PurchaserSub with and into the Company, pursuant to the terms and subject to the conditions of this Agreement and the DGCL.

WHEREAS, as an inducement for the Company, Purchaser and PurchaserSub to enter into this Agreement, Vestar Capital Partners V, L.P. (“Vestar”), currently the sole member of Purchaser, has, on the date hereof, executed and delivered to the Company a limited guaranty (the “Guaranty”) of the obligations of Purchaser and PurchaserSub hereunder.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

SECTION 1.01. The Merger.

(a)           At the Effective Time, PurchaserSub shall be merged with and into the Company in accordance with the terms and conditions of this Agreement and the DGCL (the “Merger”), at which time the separate existence of PurchaserSub shall cease and the Company shall continue its existence. In its capacity as the corporation surviving the Merger, the Company is sometimes referred to as the “Surviving Corporation.”

(b)           As soon as practicable after satisfaction or, to the extent permitted hereby, waiver of all conditions to the Merger set forth herein, the Company and PurchaserSub shall cause to be executed, acknowledged and filed a certificate of merger, substantially in the form of Exhibit A attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary”) and make all other filings or recordings required by Section 251 of the DGCL in connection with the Merger; provided that none of the parties hereto shall be obligated to consummate the transactions contemplated hereby prior to the date specified for Closing in Section 1.01(d). The “Effective Time” shall be the date and time that the Certificate of Merger is filed with the Secretary (unless a later date and/or time is otherwise agreed upon by the parties and specified in the Certificate of Merger, in which case, the Effective Time shall be the date and time so specified).

(c)           From and after the Effective Time, the Merger shall have the effects set forth in Section 251 of the DGCL.

(d)           The closing of the Merger (the “Closing”) shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York (or such other place as agreed by the parties) on a date to be specified by the parties, which shall be the later of (i) the third Business Day after satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in ARTICLE 7, and (ii) the earlier of (x) a date during the Marketing Period to be specified by Purchaser on no less than three Business Days’ notice to the Company (which date may be reasonably conditioned on the receipt of financing pursuant to the Debt Commitment on such date) and (y) the final day of the Marketing Period, unless the parties hereto agree on another date in writing.

(e)           No later than three Business Days prior to the Effective Time, the Company shall deliver to Purchaser a certificate setting forth the Company’s good faith estimate, as of the Effective Time, of all Transaction Related Expenses, including its good faith estimate of the Persons to whom Transaction Related Expenses have been or will be paid (the “Expense Certificate”). In the event that Purchaser objects that a material item has been omitted from such certificate, the Company and Purchaser hereby agree to reasonably cooperate and to negotiate in good faith to resolve any such objection prior to the Business Day before Closing, and the Expense Certificate shall be revised to the extent necessary to reflect such resolution.

SECTION 1.02. Organizational Documents. At the Effective Time (i) the certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and (ii) the by-laws of PurchaserSub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law, except that the name of the Surviving Corporation shall be “National Mentor Holdings, Inc.”

SECTION 1.03. Directors and Officers. From and after the Effective Time (until successors are duly elected or appointed and qualified), the members of the board of directors of PurchaserSub at the Effective Time shall be the members of the board of directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

SECTION 1.04. Conversion of Capital Stock. At the Effective Time and by virtue of the Merger and without any action on the part of the Company, Purchaser or PurchaserSub or their respective equityholders:

(a)           Each share of PurchaserSub’s common stock outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           Except as otherwise provided in Section 1.04(e), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into:

1.                                       the right to receive $35.30 in cash (the “Per Share Merger Consideration”) as adjusted pursuant to Sections 1.04(c) and (d) below; and
2.                                       if the Per Share Merger Consideration has been adjusted pursuant to Section 1.04(d) below, the right to receive an amount in cash equal to the Per Share Care Meridian Adjustment Amount upon distribution of the Escrow Account in accordance with the terms of the Escrow Agreement.

The aggregate of such cash consideration to be received in respect of the Company Common Stock is referred to herein as the “Merger Consideration.”  All such Company Common Stock, when so converted pursuant to this Section 1.04(b), shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist. Each holder of Company Common Stock so converted shall cease to have any rights with respect thereto, except the right to receive, without interest, the applicable Merger Consideration.

                                (c)           Immediately prior to the Effective Time, the Per Share Merger Consideration shall be adjusted by adding to it the Per Share Expense Adjustment (whether positive or negative). As used in this Agreement, “Per Share Expense Adjustment” means the result of (i) $2.77, minus (ii) the result of the amount of the Transaction Related Expenses reflected on the certificate delivered and, as the case may be, revised by the Company pursuant to Section 1.01(e), divided by 11,672,957.867.

                                (d)           If the Care Meridian Transaction has not been consummated prior to the Closing, immediately prior to the Effective Time, the Per Share Merger Consideration shall be reduced by an amount (the “Per Share Care Meridian Adjustment Amount”) equal to (i) $15 million (the “Care Meridian Adjustment Amount”), divided by (ii) 11,672,957.867. If the Care Meridian Transaction has not been consummated prior to the Effective Time, (i) at the Effective Time, Purchaser shall deposit the Care Meridian Adjustment Amount into an Escrow Account (the “Escrow Account”) to be held and disbursed in accordance with the provisions of an escrow agreement (the “Escrow Agreement”) substantially in the form of Exhibit E attached hereto by and among Purchaser, the Stockholder Representative (defined below) and Wells Fargo Bank, National Association as escrow agent or another escrow agent mutually acceptable to Purchaser and the Stockholder Representative, (ii) at the Closing, Purchaser and the Stockholder Representative shall execute and deliver to the Escrow Agent the Escrow Agreement and (iii) from and after the Closing, Purchaser shall cause the Company and its Subsidiaries to use their commercially reasonable efforts to cause the Care Meridian Transaction to occur as promptly as practicable.

                                (e)           Each share of Company Common Stock held by the Company in treasury or owned by Purchaser immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made in respect thereof. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is a Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the DGCL.

SECTION 1.05. Exchange of Certificates.

(a)           Paying Agent. Purchaser shall act as paying agent for the purpose of effectuating the exchange of the Merger Consideration pursuant to this ARTICLE 1 for stock certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Company Common Stock, which were converted into the right to receive the Merger Consideration pursuant to Section 1.04(b). This Section 1.05 shall not apply to any Dissenting Shares.

(b)           Exchange Procedures; Lost Certificates. At the Effective Time, Purchaser shall make all of the Merger Consideration available to each Person that is entitled to receive the Merger Consideration pursuant to Section 1.04(b) above (each a “Company Holder”) for exchange in accordance with the terms and conditions of this Agreement. At the Effective Time, upon surrender to Purchaser by a Company Holder of Certificates representing the number of shares of Company Common Stock held by such holder, together with a duly executed and completed letter of transmittal substantially in the form of Exhibit B attached hereto, such holder of such Certificates shall immediately be paid in cash, by wire transfer to the account(s) specified in such holder’s transmittal letter, in exchange therefor the amount of the Merger Consideration to which such holder is entitled pursuant to this ARTICLE 1 in respect of the Company Common Stock represented by such Certificates. Until surrendered as contemplated by this Section 1.05, each Certificate shall be deemed upon and at any time after the Effective Time to represent only the right to receive the appropriate amount of the Merger Consideration without interest as provided in this ARTICLE 1. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Surviving Corporation will deliver in exchange for such lost, stolen or destroyed certificate, the appropriate amount of Merger Consideration, as contemplated by this ARTICLE 1.

(c)           No Further Ownership Rights in the Company Common Stock. All Merger Consideration paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock represented thereby. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company’s stock transfer books of the Company Common Stock formerly owned by the Company Holders. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the appropriate Merger Consideration as provided in this Section 1.05.

(d)           Withholding. Purchaser shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amount that it is required to deduct and withhold with respect to the making of such payments under any provision of Federal, state, local or foreign law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the Company Holder in respect of which such deduction and withholding was made.

SECTION 1.06. Options.

(a)           Except as otherwise agreed to in writing between any Option Holder (as hereinafter defined) and Purchaser, the Company shall cause all Options that are outstanding immediately prior to the Effective Time to be canceled or terminated, as of the Effective Time, at which time each holder of such cancelled or terminated Option (an “Option Holder”) shall be entitled to receive:

1.                                       an amount equal to the product of (i) the excess of the Per Share Merger Consideration (as adjusted pursuant to Sections 1.04(c) and (d)) over the applicable exercise price per share of such Option as of such time and (ii) the number of shares of Company Common Stock such Option Holder could have purchased if such Option Holder had exercised such Option in full immediately prior to such time; and
2.                                       if the Care Meridian Transaction has not been consummated prior to the Effective Time, the right to receive cash upon distribution of the Escrow Account pursuant to the Escrow Agreement.

(b)           The consideration to be paid to the Option Holders as provided for in this Section 1.06 is collectively referred to herein as the “Option Merger Consideration.”  Purchaser shall act as the paying agent for purposes of effectuating the payments contemplated by this Section 1.06. Purchaser, in its capacity as paying agent, shall be entitled to deduct and withhold from the Option Merger Consideration otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that Purchaser, in its capacity as paying agent, so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder in respect of which such deduction and withholding was made.

SECTION 1.07. Stockholder Representative.

(a)           Upon adoption of this Agreement by the Board of Directors of the Company and approval of this Agreement by the stockholders of the Company in accordance with the DGCL, (a) Madison Dearborn Capital Partners III, L.P. (the “Stockholder Representative”) is appointed the attorney in fact of the Company Holders and Option Holders, with full power and authority, including power of substitution, acting in the name of and for and on behalf of the Company Holders and Option Holders, to direct the distribution of the Escrow Account and to pursue, defend and settle any claims relating thereto, and (b) the Stockholder Representative shall have the full power to execute and deliver the Escrow Agreement and shall have all of the rights and all of the obligations of the Stockholder Representative as set forth in the Escrow Agreement. This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Company Holder or Option Holder or the occurrence of any other event or events. Each Company Holder and each Option Holder agrees that all expenses incurred by the Stockholder Representative or by the Escrow Agent on behalf of any of them may be paid out of the Escrow

Account. In the event that the Stockholder Representative, with the advice of counsel, is of the opinion that it requires further authorization or advice from the Company Holders and/or the Option Holders on any matters concerning this Agreement or the Escrow Agreement, the Stockholder Representative shall be entitled to seek such further authorization from such Persons prior to acting on their behalf. The Stockholder Representative may resign from its capacity as Stockholder Representative at any time by written notice delivered to Purchaser. If there is a vacancy at any time in the position of Stockholder Representative for any reason, such vacancy shall be filled by a majority vote of the Company Holders with each Company Holder entitled to one vote for each share of Company Common Stock converted pursuant to Section 1.04(b). During the period of any such vacancy, any time period imposed on Purchaser to enforce, or realize the benefits of, its rights under this Agreement or the Escrow Agreement shall be tolled until Purchaser receives notice that such vacancy has been filled along with contact information for the new Stockholder Representative. The Stockholder Representative shall not be liable to Purchaser, PurchaserSub, the Company, the Company Holders or the Option Holders in its capacity as Stockholder Representative for any liability of any Company Holder or Option Holder or for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement or the Escrow Agreement. The Stockholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the Escrow Agreement or its duties hereunder or thereunder, and it shall incur no liability in its capacity as Stockholder Representative to Purchaser, PurchaserSub, the Company, any Company Holder or any Option Holder and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company Disclosure Schedule attached hereto or (ii) the Company SEC Documents filed prior to the date hereof, the Company represents and warrants to Purchaser that:

SECTION 2.01. Existence and Power.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Purchaser true and complete copies of the Company’s certificate of incorporation and by-laws as currently in effect.

(b)           Each Company Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all organizational powers required to carry on its business as now conducted. Each Company Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Purchaser true and complete copies of each Company Subsidiary’s charter and by-laws or comparable documents as currently in effect.

SECTION 2.02. Company Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within its organizational powers and, except for the Company Stockholder Approval, have been duly authorized by all necessary organizational action. Assuming that this Agreement constitutes the valid and binding obligation of Purchaser and PurchaserSub and subject to obtaining the Company Stockholder Approval, this Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms.

SECTION 2.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (a) the filing of (i) the Certificate of Merger in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any Company Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act, (d) such as may be required under any applicable state securities or blue sky laws; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to, individually or in the aggregate, (x) have either a Company Material Adverse Effect or, assuming for this purpose that the Effective Time had occurred, a Purchaser Material Adverse Effect or (y) prevent or materially impair the ability of the Company, Purchaser and PurchaserSub to consummate the transactions contemplated by this Agreement (the filings and authorizations referred to in clauses (a) through (e) being referred to collectively as the “Company Required Governmental Consents”).

SECTION 2.04. Non-Contravention. Subject to obtaining the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with its certificate of incorporation or by-laws, (b) assuming that all of the Company Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Company Subsidiary, (c) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of the Company or any Company Subsidiary or to a loss of any benefit or status to which the Company or any Company Subsidiary is entitled under any provision of any material agreement, contract or other instrument binding upon the Company or any Company Subsidiary or any material license, franchise, permit or other similar authorization held by the Company or any Company Subsidiary or (d) result in the creation or imposition of any Lien on any material asset of the Company or any Company Subsidiary, other than, in the case of each of (b), (c) and (d), any such items that would not reasonably be expected to, individually or in the aggregate, (x) have a Company Material Adverse Effect or (y) prevent or materially impair the ability of the Company, Purchaser and PurchaserSub to consummate the transactions contemplated by this Agreement.

SECTION 2.05. Capitalization.

(a)           As of the date hereof, (i) 10,136,984.867 shares of Company Common Stock are issued and outstanding and (ii) no shares of the Company’s Class A Preferred Stock, par value $0.01 per share, are issued and outstanding. As of the date hereof, (i) Options to acquire an aggregate of 1,097,250 shares of Company Common Stock are outstanding under the Option Plan, which if exercised in full would have an aggregate exercise price of $12,285,000.00 and (ii) Options to acquire an aggregate of 438,723 shares of Company Common Stock are outstanding under the Seller Warrants, which if exercised in full would have an aggregate exercise price of $9,052,418.07 assuming that the Closing occurs on May 31, 2006.

(b)           As of the date hereof, except as described in Section 2.05(a), there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for capital stock or voting securities of the Company or (iii) other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of the Company. Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other voting securities of the Company or any securities convertible into or exercisable or exchangeable for capital stock or other voting securities of the Company or any voting trusts, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of capital stock or other voting securities of the Company. No Company Subsidiary owns any capital stock or other voting securities of the Company or any securities convertible into or exercisable or exchangeable for capital stock or other voting securities of the Company.

SECTION 2.06. Subsidiaries.

(a)           Section 2.06(a) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. All of the outstanding shares of capital stock or other voting securities of, or other ownership interest in, each Subsidiary of the Company, is owned by the Company, directly or indirectly.

(b)           All of the outstanding shares of capital stock or other voting securities of, or other ownership interest in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding capital stock or other voting securities of, or other ownership interest in, each Subsidiary of the Company is owned, directly or indirectly, by the Company free and clear of any Lien and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interest (other than any of such under the Securities Act or any state securities laws) with such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no outstanding (i) securities of the Company or any of the Company Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or ownership interests in, any of the Company Subsidiaries, (ii) options, warrants or other rights to acquire from the Company or any of the Company Subsidiaries, and no other obligation of the Company or any of the Company Subsidiaries to issue, any capital stock or voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, or voting securities of, or ownership interests in, any of the Company Subsidiaries or (iii) obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of the Company Subsidiaries or any capital stock or other voting securities of, or other ownership interests in, any of the Company Subsidiaries.

SECTION 2.07. SEC Documents.

(a)           The Company has made available to Purchaser the Company SEC Documents. The Company has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since September 30, 2005.

(b)           As of its filing date, or as amended or supplemented prior to the date hereof, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

(c)           No Company SEC Document filed pursuant to the Exchange Act, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 2.08. Financial Statements.

(a)           The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company 10-K and the Company 10-Q:  (i) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the respective periods then ended (subject to normal year-end adjustments and lack of footnote disclosure in the case of any unaudited interim financial statements); (ii) were, in all material respects, prepared from the books and records of the Company and the Company Subsidiaries; and (iii) have been prepared in accordance with and comply, in all material respects, with all applicable accounting requirements and the applicable rules and regulations of the SEC.

(b)           There are no material liabilities or obligations of the Company or any Company Subsidiary of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than:

(i)            liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto;

(ii)           liabilities or obligations incurred since December 31, 2005 in the ordinary course of business consistent with past practice;

(iii)          liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby;

(iv)          liabilities or obligations of the Company or the Company Subsidiaries under the agreements, contracts, leases or licenses to which they are a party; and

(v)           liabilities and obligations that would not be required by GAAP (consistently applied in accordance with the Company’s past practice) to be reflected on a balance sheet of the Company.

SECTION 2.09. Absence of Certain Changes. Since the date of the Company Balance Sheet, except as otherwise expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been any (i) change, effect, occurrence or development which,  individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (ii) any action taken which, if it had been taken after the date hereof, would have required Purchaser’s prior written consent pursuant to Section 4.01.

SECTION 2.10. Litigation.

(a)           There is no action, suit, investigation, arbitration or proceeding (“Action”) pending against, or to the Knowledge of the Company threatened against, the Company or any Company Subsidiary or any of their respective assets, rights or properties that (i) involves a claim in excess of $250,000, (ii) individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (iii) individually or in the aggregate, has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of the Company, Purchaser or PurchaserSub to consummate the transactions contemplated hereby. Except as set forth in Section 2.10 of the Company Disclosure Schedule and except for Actions initiated by Governmental Authorities, all such Actions that arose prior to the date hereof have been reported to the Company’s applicable insurance carrier prior to the date hereof and all such Actions arising following the date hereof and prior to the Closing will have been reported to the Company’s insurance carriers reasonably promptly after arising, but in any event prior to the Closing.

(b)           Neither the Company nor any of the Company Subsidiaries nor any of their respective properties, rights or assets is subject to any judgment, decree, order, injunction, ruling, assessment, stipulation, award, finding, determination, writ, settlement agreement,  arbitration award or local, state or federal government investigation that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.11. Taxes.

(a)           (i) All Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and the Company Subsidiaries have been timely filed in accordance with all applicable laws, and all such Tax Returns are complete and correct in all material respects; (ii) the Company and the Company Subsidiaries have timely paid all material Taxes that are due and payable (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) neither the Company nor any of the Company Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; and (iv) no audits or administrative or judicial proceedings with respect to material Taxes of the Company or any Company Subsidiary are pending or being conducted. The Company has made adequate provision for all material Taxes in the Company Balance Sheet in accordance with GAAP for all Taxes not yet due and payable as of September 30, 2005.

(b)           Neither the Company nor any of the Company Subsidiaries (i) is or has ever been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c)           There are no Liens with respect to Taxes upon any of the assets or properties of either Company or its Subsidiaries, other than with respect to Taxes not yet due and payable and for which adequate reserves have been reflected on the Company Balance Sheet.

(d)           No material deficiencies for any Taxes that have not been settled or otherwise disposed of have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Company or any Company Subsidiary, and there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of the Company or any Company Subsidiary either within the Knowledge of the Company or claimed, pending or raised by an authority in writing. During the last two years, and to the Company’s Knowledge during the last five years, no written claim has ever been made by any Governmental Entity in a jurisdiction where neither the Company nor any Company Subsidiary files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)           None of Company or any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(f)            None of Company or any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(g)           All material Taxes required to be withheld, collected or deposited by or with respect to Company and each Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(h)           No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company or any Company Subsidiary.

(i)            Neither the Company nor any Company Subsidiary has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax beyond the date hereof.

(j)            Neither the Company nor any Company Subsidiary will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date or an adjustment by a taxing authority to any method of accounting employed prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.

(k)           Neither the Company nor any Company Subsidiary has engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(l)            Community Care Indemnity Company, a Vermont stock corporation and wholly owned subsidiary of the Company (“Community Care Indemnity”), is properly incorporated and regulated as an insurance company under the laws of Vermont and qualifies as an insurance company for federal income tax purposes under the standards prescribed by the IRS in published guidance, including but not limited to, Rev. Rul. 2005-40.

(m)          The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)           The Company has made available to Purchaser true and correct copies of all material federal, state and local Tax Returns filed by either the Company or any Company Subsidiary after December 31, 2002. There are no requests for information currently outstanding that could in any material respect affect the Taxes of the Company or the Company Subsidiaries.

(o)           None of the independent contractors who have been under Contract with the Company or any Company Subsidiary for any taxable period ending on or prior to the Closing Date for which the statute of limitations has not expired are “employees” for United States federal income tax, Federal Insurance Contribution Act tax and Federal Unemployment purposes except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(p)           Neither the Company nor any Company Subsidiary meets the “adjusted ordinary gross income requirement” for a personal holding company, as defined in Section 542(a)(1) of the Code.

SECTION 2.12. Compliance with Laws; Licenses, Permits and Registrations.

(a)           Neither the Company nor any Company Subsidiary is in violation of, or has violated, any applicable provisions of any Laws, including any Laws relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, except for any such violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Each of the Company and the Company Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities (collectively, “Permits”) required by the Company and the Company Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)           All material Permits are in full force and effect and since January 1, 2005, neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral notice from any Governmental Entity asserting that the Company or any Company Subsidiary is not in material compliance with any Law or material Permit or threatening to suspend, revoke, revise, limit or terminate any material Permit held by the Company or any Company Subsidiary, other than notices that have been withdrawn or otherwise resolved prior to the date hereof.

SECTION 2.13. Contracts. Except as set forth in the Company Disclosure Schedule corresponding to this Section 2.13, neither the Company nor any Company Subsidiary is party to any (each such item required to be listed on such schedule, a “Material Contract”): (i) lease, license, Contract, agreement or obligation that involves aggregate payments or other consideration in excess of $1,500,000 per year, (ii) Contract relating to indebtedness for borrowed money and having an outstanding principal amount in excess of $500,000, (iii) Contract entered into after the date of the Company 10-Q or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such agreement in excess of $500,000, (iv) Contract that expressly limits the ability of the Company or any Company Subsidiary to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, (v) Contract pursuant to which the Company or any Company Subsidiary has any material payment obligations (whether contingent or otherwise) that could arise after the date of the Company 10-Q in respect of earn-outs, deferred purchase price arrangements, indemnities or similar arrangements that have arisen in connection with investments in or acquisitions or dispositions of companies or businesses, (vi) any employment, consulting, severance or similar Contract with any employee, independent contractor or consultant of the Company or any Company Subsidiary whose current annual cash compensation is in excess of $175,000 that is not terminable by the Company or such Company

Subsidiary by notice of not more than 180 days for a cost of less than $100,000, (vii) material joint venture, partnership agreement or similar Contract, (viii) Contract restricting the payment of dividends or other distributions or (ix) any Contract providing for future payments that are conditioned upon, in whole or in part, the transactions contemplated hereby (each of the foregoing items (i) - (ix) not to include agreements among the Company and/or the Company Subsidiaries). Each Material Contract is valid, binding and enforceable and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect, and there are no defaults thereunder, except for those defaults that would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Purchaser prior to the date hereof true and complete copies of all Material Contracts, including all amendments and supplements thereto as in effect on the date hereof.

SECTION 2.14. Employee Benefit Plans.

(a)           The Company Disclosure Schedule corresponding to this Section 2.14(a) contains an accurate and complete list of each Company Employee Plan.

(b)           The Company Disclosure Schedule corresponding to this Section 2.14(b) contains an accurate and complete list of each collective bargaining agreement and each other material agreement, arrangement, commitment, understanding, plan, or policy of any kind, with or for the benefit of any current or former officer or director of the Company or any Company Subsidiary other than any Company Employee Plan listed as required in Section 2.14(a). Each item listed on Section 2.14(b) is referred to herein as a “Company Compensation Commitment.”

(c)           Each Company Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code and each trust which forms a part of any such Company Employee Plan has received a determination from the IRS that such Company Employee Plan is qualified under Section 401(a) of the Code and that such related trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination that could adversely affect the qualification of such benefit plan or the exemption from taxation of such related trust.

(d)           With respect to each Company Employee Plan which is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA), the fair market value of the assets equal or exceed the benefit liabilities thereof, where such benefit liabilities are determined by an independent actuary on the basis of an “on-going” plan.

(e)           Except as disclosed in the Company Disclosure Schedule corresponding to this Section 2.14(e), none of the Company Employee Plans or the Company Compensation Commitments obligates the Company or any Company Subsidiary to pay any material separation, severance, termination or similar benefit as a result of any transaction contemplated by this Agreement or as a result of a change in control or ownership within the meaning of Section 280G of the Code, whether or not in each case any other event or occurrence is required.

(f)            (i)  Each Company Employee Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and applicable law; (ii) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Company Employee Plan;  and (iii) neither the Company nor any Company Subsidiary has incurred any liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due).

(g)           The Company and each Company Subsidiary have complied in all material respects with the health care continuation requirements of Part 6 of Title I of ERISA (“COBRA”); and the Company and the Company Subsidiaries have no material obligation under any Company Employee Plan or otherwise to provide health benefits to former employees of the Company or any Company Subsidiary or any other Person, except as specifically required by COBRA.

(h)   (i)  Neither the Company nor any Company Subsidiary has incurred any liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any plan subject to Title IV of ERISA which is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), no such liability has been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; and (ii) neither the Company nor any Company Subsidiary is bound by any material contract or agreement or has any obligation or liability described in Section 4204 of ERISA. No Company Employee Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA.

(i)            Neither the Company nor any Company Subsidiary has, contributes to, maintains or sponsors or has any material liability with respect to any employee benefit plan, agreement or arrangement applicable to employees of the Company or any Company Subsidiary located outside the United States.

(j)            With respect to each Company Employee Plan and each Company Compensation Commitment, the Company or the appropriate Company Subsidiary has made available to Purchaser true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Company Employee Plan or the Company Compensation Commitment is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statements, (iv) the most recent actuarial valuation of benefit obligations, and (v) the most recent determination letter received from the IRS and the most recent application to the IRS for such determination letter.

SECTION 2.15. Transactions with Affiliates. Section 2.15 of the Company Disclosure Schedule lists all material transactions, agreements, arrangements or understandings (other than those that have expired or been terminated without any continuing or contingent obligation thereunder) between the Company or any Company Subsidiary, on the one hand, and (i) any holder of the Company’s outstanding capital stock or any of their respective Affiliates (other than the Company and the Company Subsidiaries), or (ii) any current or former executive officer or director (or any immediate family member thereof) of the Company or any Company Subsidiary or any Person referred to in clause (i) above, in each case, other than agreements evidencing Options and employment, severance, benefit or other similar Contract with any equity holder or current or former executive officer or director, on the other hand (collectively, the “Affiliate Contracts”).

SECTION 2.16. Intellectual Property. The Company and the Company Subsidiaries own or have adequate rights to use all patents, trademarks, service marks, trade names, copyrights, trade secrets and other intellectual property rights (collectively, the “Company Intellectual Property”) necessary to carry on their respective businesses as currently conducted free and clear of all Liens (other than Liens arising under licenses granted in the ordinary course of business consistent with past practice), except where the failure to own or have adequate rights to use such Intellectual Property free and clear of all Liens would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any notice of infringements of, or conflict with, the rights of others with respect to the use of any Company Intellectual Property, other than such as would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.17. Required Vote; Board Approval.

(a)           The only vote of the holders of any class or series of the capital stock or other voting securities of the Company required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”).

(b)           The Company’s board of directors has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend to such stockholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

SECTION 2.18. Finders’ Fees. Except for the fees and expenses of the Persons set forth in Section 2.18 of the Company Disclosure Schedule, which fees and expenses will be Transaction Related Expenses, there is no investment banker, broker, finder or other such intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Company Subsidiary who might be entitled to any fee or commission from Purchaser or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

SECTION 2.19. Labor and Employment-Related Matters. Except as set forth in Schedule 2.19 of the Company Disclosure Schedule, (a) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other Contract with any labor organization or other labor representative of any of the employees of the Company or any Company Subsidiary, nor is any such Contract presently being negotiated; (b) to the Knowledge of the Company, no campaigns are being conducted to solicit cards from any of the employees of the Company or any Company Subsidiary to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years; (c) no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or, to the Knowledge of the Company, threatened, and neither the Company nor any Company Subsidiary has experienced any such labor controversy within the past three years; (d) no unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened, and no grievance or arbitration proceeding is pending or, to the Knowledge of the Company, threatened, in each case which, if adversely decided, may reasonably be expected to, individually or in the aggregate, create a liability in excess of $500,000, or cause the Company or any Company Subsidiary to incur expenses or forgo operating savings in excess of $500,000; (e) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization, governmental agency or other representative of the employees of the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, create a liability in excess of $500,000; (f) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Government Entity relating to employees or employment practices; (g) within the past two years, neither the Company nor any Company Subsidiary has closed any plant or facility or effectuated any layoffs of employees (whether or not in noncompliance with the Worker Adjustment and Retraining Notification Act of 1988, or any similar applicable foreign, state or local Law) and no such actions have been planned or announced; and (h) within the past two years, neither the Company nor any Company Subsidiary has implemented any early retirement, separation or window program, nor has any such entity planned or announced any such program for the future.

SECTION 2.20. Real Property.

(a)           The Company or one of the Company Subsidiaries has, in all material respects, good, valid and marketable title to each parcel of real property owned by the Company or a Company Subsidiary (the “Owned Real Property”).

(b)   The Company or one of the Company Subsidiaries has, in all material respects, a good and valid leasehold interest in each parcel of real property leased by it (the “Leased Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the leases relating to the Leased Real Property (each a “Lease”, collectively, the “Leases”) (i) are a valid and binding obligation of the Company or Company Subsidiary party thereto, enforceable in accordance with its terms against the Company or Company Subsidiary party thereto and, to the Knowledge of the Company, the counterparty thereto, and (ii) are in full force and effect and (A) neither the Company nor any Company Subsidiary is in default (or has taken or failed to take any action which, with notice, lapse of time, or both, would constitute a default) under the terms of any Lease or has received notice of default under any Lease which has not been cured within applicable grace periods and (B) to the Knowledge of the Company, no other Person is in default under any Lease.

(c)   There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Company, threatened with respect to any portion of the Company’s or any Company Subsidiaries’ real property.

SECTION 2.21. Personal Property. The Company and the Company Subsidiaries have good, valid and marketable title to or, in the case of leased or licensed property and assets, have valid leasehold interests in or license to use all property and assets (whether real, personal tangible or intangible) reflected on the Company Balance Sheet or acquired after the date of the Company Balance Sheet, except for properties and assets sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice or where the failure to have such good, valid and marketable title or valid leasehold interests or valid license would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 2.22. Insurance Coverage.

(a)   Section 2.22(a) of the Company Disclosure Schedule contains a true and complete list of all material insurance policies carried by or for the benefit of the Company or any Company Subsidiary. All such insurance policies are in full force and effect. The Company has made available to Purchaser a true and complete copy of each of the insurance policies listed on Section 2.22(a) of the Company Disclosure Schedule (collectively, the “Policies”).

(b)   No written notice of early cancellation, non-renewal, early termination or revocation has been received with respect to any of the Policies. There are no pending or, to the Knowledge of the Company, threatened material claims against any of the Policies by the Company or any Company Subsidiary as to which the insurers have denied liability in writing.

(c)   Community Care Indemnity has conducted and is conducting its operations in all material respects in accordance with its plan of operations, a true and complete copy of which has been made available to Purchaser prior to the date hereof.

(d)   The Company and Community Care Indemnity have posted reserves in relation to the anticipated payment of benefits, losses, claims and expenses under any insurance Contract or policy that it is party to or bound by, and all such reserves: (i) are reflected adequately in all material respects in the financial statements of the Company and Community Care Indemnity; (ii) were calculated in all material respects in accordance with generally accepted actuarial principles, consistently applied; and (iii) were based on reasonable actuarial assumptions given the circumstances under which such Contract or policy was written. The cash balances of Community Care Indemnity are sufficient to satisfy the requirements, if any, of applicable Law.

SECTION 2.23. Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries: (i) is in compliance with all, and has not violated any, Environmental Laws applicable to it; (ii) to the Knowledge of the Company, does not own, lease or otherwise operate any property at which Materials of Environmental Concern are present in a condition or under circumstances that could reasonably be expected to result in any liability or obligation to it; and has not, nor has any predecessor of it, owned, leased or operated any such property; (iii)  has not received any notice or claim alleging that it has violated any Environmental Laws or that it is liable or has any obligations to any Person as a result of the presence or release of any Materials of Environmental Concern at any real property currently or formerly owned, leased or otherwise used (including any offsite waste storage, handling or disposal facility) or indicating that there is any investigation of or inquiry into the possibility of such a claim, and there is no basis for any such claim; and (iv) is not a party to or, to the Knowledge of the Company, affected by, any proceedings, investigations, or agreements concerning, Environmental Laws or the presence or release of any Materials of Environmental Concern. The Company has made available to Purchaser prior to the date hereof true and complete copies of all material studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, Environmental Laws affecting the Company or any Company Subsidiary that are in the possession or control of the Company or any Company Subsidiary. For purposes of this Agreement, “Environmental Laws” means all Laws of any Governmental Entity regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of surface water, groundwater, ambient air, surface or subsurface soil, wildlife habitat, or related aspects of the environment, or employee health and safety; and “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, molds, radon or other radioactive material, and any pollutants,  contaminants, or hazardous or toxic materials or wastes defined as such in, or regulated or that could give rise to liability under, any applicable Environmental Law.

SECTION 2.24. Payors.

(a)   Neither the Company nor any Company Subsidiary is currently involved in any material dispute with any Governmental Entity payor or third party payor (e.g., a health insurer, HMO, PPO and the like) that provides in excess of $3 million of annual revenue to the Company and the Company Subsidiaries on a consolidated basis (each, a “Material Payor”), and since July 1, 2005, neither the Company nor any Company Subsidiary has received any written notice from any Material Payor to the effect that such Material Payor intends to cease doing business or significantly reduce the volume of its business with the Company or any Company Subsidiary or change any of the material terms related to its contracts with the Company or any of the Company Subsidiaries.

(b)   To the Knowledge of the Company, since July 1, 2005 no Governmental Entity payor or other third party payor has an intention to reduce the rates paid to the Company or any Company Subsidiary for services performed under any contract to which the Company or any Company Subsidiary is a party, except, individually or in the aggregate, as would not be material to the business of the Company and the Company Subsidiaries as currently conducted.

(c)   Neither the Company nor any Company Subsidiary has been excluded or debarred by any Law or Order from any healthcare program run by any Governmental Entity, and no formal Action to exclude or debar the Company or any Company Subsidiary from any such healthcare program is pending or, to the Knowledge of the Company, threatened.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
PURCHASER

Except as disclosed in the Purchaser Disclosure Schedule attached hereto, Purchaser represents and warrants to the Company that:

SECTION 3.01. Corporate Existence and Power. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted. PurchaserSub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Purchaser is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser has heretofore made available to the Company true and complete copies of its limited liability company agreement and certificate of formation as currently in effect and PurchaserSub’s certificate of incorporation and by-laws as currently in effect. Since the date of its incorporation, PurchaserSub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

SECTION 3.02. Authorization; Approvals. The execution, delivery and performance by Purchaser and PurchaserSub of this Agreement and the consummation by Purchaser and PurchaserSub of the transactions contemplated hereby are within the organizational powers of Purchaser and PurchaserSub and have been duly authorized by all necessary organizational action. Assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Purchaser and PurchaserSub, enforceable in accordance with its terms. No vote of the holders of any of the outstanding membership interests or capital stock, as the case may be, of Purchaser or PurchaserSub or any other security of Purchaser or PurchaserSub under the laws of the state of its organization or any other applicable law or regulation, or pursuant to the terms of the organizational documents of Purchaser or PurchaserSub that has not been obtained, is necessary to approve this Agreement or the transactions contemplated hereby.

SECTION 3.03. Governmental Authorization. The execution, delivery and performance by Purchaser and PurchaserSub of this Agreement and the consummation by Purchaser and PurchaserSub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (a) those set forth in clauses (a) through (d) of Section 2.03 and (b) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to, individually or in the aggregate, (x) have either a Purchaser Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) a Company Material Adverse Effect, or (y) prevent or materially impair the ability of Purchaser and PurchaserSub to consummate the transactions contemplated by this Agreement (the filings and authorizations referred to in clause (b) being referred to collectively as the “Purchaser Required Governmental Consents”).

SECTION 3.04. Non-Contravention. The execution, delivery and performance by Purchaser and PurchaserSub of this Agreement and the consummation by Purchaser and PurchaserSub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the limited liability company agreement or certificate of formation of Purchaser or the certificate of incorporation or by-laws of PurchaserSub, (b) assuming that all of the Purchaser

Required Governmental Consents are obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Purchaser or any Purchaser Subsidiary, (c) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration (with or without due notice or lapse of time or both) of any right or obligation of Purchaser or any Purchaser Subsidiary or to a loss of any benefit or status to which Purchaser or any Purchaser Subsidiary is entitled under any provision of any material agreement, contract or other instrument binding upon Purchaser or any Purchaser Subsidiary or any material license, franchise, permit or other similar authorization held by Purchaser or any Purchaser Subsidiary, or (d) result in the creation or imposition of any Lien on any material asset of Purchaser or any Purchaser Subsidiary other than, in the case of each of (b), (c) and (d), any such items that would not reasonably be expected to, individually or in the aggregate, (x) have a Purchaser Material Adverse Effect or (y) prevent or materially impair the ability of Purchaser or PurchaserSub to consummate the transactions contemplated by this Agreement.

SECTION 3.05. Litigation. There is no Action pending against, or to the Knowledge of Purchaser threatened against, Purchaser or any Purchaser Subsidiary or any of their respective assets, rights or properties that (i) individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect or (ii) individually or in the aggregate, has prevented or materially impaired, or would reasonably be expected to prevent or materially impair, the ability of the Company, Purchaser or PurchaserSub to consummate the transactions contemplated hereby.

SECTION 3.06. Finders’ Fees. There is no investment banker, broker, finder or other such intermediary which has been retained by, or is authorized to act on behalf of, Purchaser or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any Company Subsidiary prior to consummation of the transactions contemplated by this Agreement.

SECTION 3.07. Acquisition of Common Stock for Investment. Purchaser is acquiring the Company Common Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Purchaser is an “accredited investor” within the meaning of Regulation D of the Securities Act. Purchaser acknowledges and agrees that the Company Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

SECTION 3.08. Financing. Attached hereto as Exhibit C are copies of (i) an executed commitment letter (the “Equity Commitment Letter”), dated as of the date hereof, from Vestar evidencing its commitment to subscribe for and purchase equity interests of Purchaser for an aggregate subscription amount of $258 million in cash, subject to the terms and conditions thereof, and (ii) an executed commitment letter (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”), dated as of the date hereof, from JPMorgan Chase Bank, N.A., UBS Loan Finance LLC, Bank of America, N.A. and Banc of America Bridge LLC (such institutions, the “Lenders”), with J.P. Morgan Securities Inc., UBS

Securities LLC and Banc of America Securities LLC acting in arranging and bookrunning roles. Pursuant to the Debt Commitment Letter and subject to the terms and conditions contained therein (including the exhibits thereto), the Lenders have committed to provide $300 million in aggregate principal amount of senior term loans and up to $215 million in aggregate principal amount of subordinated bridge loans to Purchaser at the Closing (the “Debt Commitment”). The obligations to fund the commitments under the Debt Commitment Letter are not subject to any condition other than those set forth in the Debt Commitment Letter. Purchaser has no Knowledge of any fact or occurrence that would reasonably be expected to (i) make any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate, (ii) cause the Debt Commitment Letter to be ineffective or (iii) preclude in any material respect the satisfaction of the conditions set forth in the Debt Commitment Letter. As of the date hereof, the Debt Commitment Letter is in full force and effect and has not been amended in any material respect, and the financing and other fees that are due and payable on or before the date hereof under the Debt Commitment Letter have been paid in full. Subject to the terms and conditions of the Commitment Letters, assuming for purposes of this representation that the conditions set forth in Section 7.03(a) and (b) are satisfied, the funds contemplated to be received pursuant to the Commitment Letters will be sufficient to pay the Merger Consideration and the Option Merger Consideration and to make all other necessary payments (including related fees and expenses) by it and PurchaserSub in connection with the Merger.

SECTION 3.09. Solvency. Immediately following the Closing, each of Purchaser, the Company and each of the Company Subsidiaries will be Solvent (assuming for the purposes of this representation that each of the Company and the Company Subsidiaries was Solvent immediately prior to the Closing and assuming the accuracy of the representations and warranties contained in Article 2 hereof). For purposes of the preceding sentence, “Solvent” shall mean, with respect to any Person, that (i) the fair saleable value of the property of such Person and its Subsidiaries is, on the date of determination, greater than the total amount of liabilities of such Person and its Subsidiaries as of such date, (ii) such Person and its Subsidiaries are able to pay all liabilities of such Person and its Subsidiaries as such liabilities mature and (iii) such Person and its Subsidiaries do not have unreasonably small capital for conducting the business theretofor or proposed to be conducted by such Person and its Subsidiaries.

SECTION 3.10. No Knowledge of Misrepresentations or Omissions. Purchaser and PurchaserSub have no Knowledge that the representations and warranties of the Company in this Agreement and the Company Disclosure Schedule attached hereto are not true and correct in all material respects.

SECTION 3.11. Acknowledgement. Each of Purchaser and PurchaserSub acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Company Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser and PurchaserSub have relied on the results of their own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in this Agreement, including the schedules attached hereto. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company, its stockholders and the holders of Options to Purchaser and PurchaserSub in connection with the transactions contemplated hereby, and Purchaser and PurchaserSub understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company, or the quality, quantity or condition of the Company’s assets) are specifically disclaimed by the Company, its stockholders and the holders of Options. The Company, its stockholders and the holders of Options do not make or provide, and Purchaser and PurchaserSub hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s or the Company Subsidiaries’ assets or any part thereof.

SECTION 3.12. Payors. Neither Purchaser nor PurchserSub has been excluded or debarred by any Law or Order from any healthcare program run by any Governmental Entity, and no formal Action to exclude or debar Purchaser or PurchaserSub from any such healthcare program is pending or, to the Knowledge of Purchaser, threatened.

ARTICLE 4
COVENANTS OF COMPANY

SECTION 4.01. Company Interim Operations. Except as set forth in Section 4.01 of the Company Disclosure Schedule or as otherwise expressly contemplated or permitted hereby, without the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed, from the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) continue to make capital expenditures in accordance with the capital expenditure budget previously disclosed to Purchaser and (iii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for the Company or any Company Subsidiary to carry on its business as currently conducted. Without limiting the generality of the foregoing, except as set forth in Section 4.01 of the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement, from the date hereof until the Effective Time, without the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed, the Company shall not, nor shall it permit any Company Subsidiary to:

(a)           amend its certificate of incorporation, by-laws or equivalent organizational documents;

(b)           split, combine or reclassify any capital stock of the Company or declare or pay any dividend (whether in cash, stock or property or any combination thereof) in respect of any Company Common Stock or any other capital stock of the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company equity or equity related securities, except for repurchases from former employees and consultants in accordance with the terms of agreements in effect on the date hereof;

(c)           issue, deliver, dispose of or sell or authorize the issuance, delivery, disposal or sale of, any capital stock of  the Company of any class or series or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible or exchangeable securities (including the granting of any additional Options);

(d)           except as set forth in Section 4.01(d) of the Company Disclosure Schedule, amend any term of any outstanding security of the Company or any Company Subsidiary;

(e)           other than in connection with transactions permitted by Section 4.01(f), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budget for the Company and the Company Subsidiaries, (ii) incurred in the ordinary course of business of the Company and the Company Subsidiaries or (iii) not otherwise described in clauses (i) and/or (ii) which, in the aggregate, do not exceed $500,000;

(f)            except as set forth in the Company Disclosure Schedule corresponding to this Section 4.01(f), acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or a series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $1 million or (ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $1 million;

(g)           sell, lease, encumber or otherwise dispose of any assets, other than sales in the ordinary course of business consistent with past practice of assets with a value, individually or in the aggregate, that do not exceed $500,000 and sales related to discontinued operations;

(h)           incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until the Company or any Company Subsidiary becomes liable with respect to any indebtedness for borrowed money or guarantees thereof under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of others, except (i) in the ordinary course of business consistent with past practice (which shall include, without limitation, borrowings under existing credit facilities of the Company or the Company Subsidiaries) or (ii) in an aggregate amount not to exceed $1 million;

(i)            except in the ordinary course of business consistent with past practice, amend, modify or terminate any material contract, agreement or arrangement of the Company or any Company Subsidiary, or otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary thereunder;

(j)            except in accordance with the terms of this Agreement, amend or modify any Affiliate Contract;

(k)           enter into any Contract that would constitute a Material Contract or an Affiliate Contract had such Contract been in effect on the date hereof;

(l)    (i) except in the ordinary course of business or as required by law or an agreement, policy or arrangement existing on the date hereof, increase the amount of compensation of any director of the Company or officer of the Company or make any increase in or commitment to increase any employee health, welfare or retirement benefits, (ii) except as required by law or an agreement, policy or arrangement existing on the date hereof, grant any severance or termination pay or rights to any director, officer or employee of the Company or any Company Subsidiary, (iii) adopt any additional Company Employee Plan or, except in the ordinary course of business or as required by law, make any contribution to any existing such plan or (iv) except as may be required by law, amend in any material respect any Company Employee Plan;

(m)          change the Company’s (x) methods of accounting in effect as of the date of the Company Balance Sheet, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants or (y) fiscal year;

(n)           settle or compromise any Action for which the Company has liability in an amount in excess of $500,000 with respect to any individual Action or $2 million in the aggregate;

(o)           change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(p)           order any “plant closing” or “mass layoff”, as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or other similar state or local law; or

(q)           agree, resolve or commit to do any of the foregoing;

provided that the limitations set forth in clauses Section 4.01(a) through Section 4.01(q) shall not apply to any action, transaction or event occurring exclusively between the Company and any Company Subsidiary or between any of the Company Subsidiaries.

SECTION 4.02. Stockholder Approval. The Company shall obtain the Company Stockholder Approval on the date hereof. The Company’s board of directors shall recommend approval and adoption by its stockholders of this Agreement.

SECTION 4.03. Stockholders Agreement. The Company shall, as promptly as practicable after the date hereof, (a) take all necessary action to implement Section 3(a) of the Stockholders Agreement in connection with the Merger with respect to each Company Holder a party thereto and (b) take all necessary action prior to the Effective Time to enforce the terms of the Stockholders Agreement against any such Company Holder who fails to comply with Section 3(a) thereof in connection with the Merger reasonably promptly.

SECTION 4.04. Exclusivity. The Company agrees that after the date hereof it shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize any officer,

director, employee, investment banker, attorney, accountant, agent or other advisor or representative of the Company or any Company Subsidiary, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or could be expected to lead to, any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company’s equity securities or (iv) enter into any agreement with respect to any Acquisition Proposal. Purchaser acknowledges that prior to the date of this Agreement the Company has solicited or caused to be solicited by its financial advisors indications of interest and proposals for an Acquisition Proposal. The Company shall, and shall cause the Company Subsidiaries to, and shall use its commercially reasonable efforts to cause its and their officers, employees, representatives and affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person, conducted prior to the date hereof with respect to any Acquisition Proposal and to exercise all rights to require the return or destruction of all confidential information concerning the Company and the Company Subsidiaries.

SECTION 4.05. Financing Assistance.

(a)   Prior to the Closing, the Company shall use its commercially reasonable efforts to, and shall cause the Company Subsidiaries and its and their respective officers, employees and representatives to use their commercially reasonable efforts to, assist Purchaser in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including any refinancing or replacement of any existing, or the arrangement of any new, facility for indebtedness of the Company and its Subsidiaries; provided that such assistance does not (i) unreasonably interfere with the ongoing operations of the Company or any Company Subsidiary, (ii) cause any representation or warranty in this Agreement to be breached, (iii) cause any condition to Closing set forth in Article 7 to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any Company Subsidiary is a party or (iv) involve any binding commitment by the Company or any Company Subsidiary which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any Company Subsidiary upon the termination of this Agreement.

(b)   The Company shall, and shall cause the Company Subsidiaries and shall use commercially reasonable efforts to cause its and their respective officers, employees and representatives to (i) enter into customary agreements, including underwriting and purchase agreements, in connection with the subordinated debt financing, (ii) participate in meetings, due diligence sessions and road shows, (iii) assist in preparing offering memoranda, rating agency presentations, private placement memoranda, prospectuses and similar documents, (iv) use commercially reasonable efforts to obtain comfort letters of accountants and legal opinions, and (v) otherwise make available documents and information relating to the Company and its Subsidiaries, in the case of each of (i) through (iv), as may be reasonably requested by Purchaser; provided that the foregoing clauses (i) through (v) do not (A) unreasonably interfere with the ongoing operations of the Company or any Company Subsidiary, (B) cause any representation or warranty in this Agreement to be breached, (C) cause any condition to Closing set forth in

Article 7 to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any Company Subsidiary is a party or (D) involve any binding commitment by the Company or any Company Subsidiary which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any Company Subsidiary upon the termination of this Agreement.

(c)           For each fiscal month, quarter and year ending between the date of this Agreement and the Effective Time, the Company shall deliver to Purchaser:

(i)            unaudited monthly consolidated financial statements for the Company within 45 days after the end of each fiscal month;

(ii)           unaudited quarterly consolidated financial statements, including notes, for the Company within 45 days after the end of each fiscal quarter, which the Company shall use commercially reasonable efforts to have reviewed by Ernst & Young LLP pursuant to SAS 100;

(iii)          audited annual consolidated financial statements for the Company within 90 days after the end of any fiscal year; and

(iv)          any other similar regularly prepared financial statements or financial information regarding the Company and/or the Company Subsidiaries that Purchaser may reasonably request.

In connection with any offering of securities relating to the Financing, the Company shall use its commercially reasonable efforts to have Ernst & Young LLP issue a comfort letter pursuant to SAS 72, which includes statements to the effect that they have performed a review of the Company’s financial statements, including the interim financial statements described in the foregoing clause (ii), and nothing has come to their attention that caused them to believe that (A) any material modifications should be made to such financial statements for them to be  in conformity with GAAP or (B) such financial statements do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the related published rules and regulations.

(d)           Purchaser shall use its commercially reasonable efforts to arrange the Debt Commitments on the terms and conditions described in the Debt Commitment Letters, including using its commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein, (ii) satisfy on a timely basis all conditions applicable to Purchaser or PurchaserSub in such Debt Commitment Letters and such definitive agreements that are within its control and (iii) consummate the transactions contemplated by the Debt Commitments at the Closing. In the event any portion of the financing contemplated by the Commitment Letters (the “Financing”) becomes unavailable on the terms and conditions contemplated in the Commitment Letters, Purchaser shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources on terms that are not materially less beneficial to the Purchaser, the Company and the Company Subsidiaries as promptly as practicable following the occurrence of such event. Purchaser shall give the Company prompt notice of any material breach by any party to the Commitment Letters or any termination of the commitments set forth in the Commitment Letters. To the extent reasonably requested by the Company, Purchaser shall keep the Company informed in reasonable detail of the status of its efforts to implement the Financing and, to the extent Purchaser’s consent is required, shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letters in each such case if such amendment, modification or waiver would reasonably be expected to impair the Purchaser’s ability to receive the Financing on or prior to the Closing Date without obtaining the Company’s prior written consent (not to be unreasonably withheld or delayed). For the avoidance of doubt, if any portion of the Financing (or any alternative financing) has not been obtained, Purchaser and PurchaserSub shall continue to be obligated to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 7.01 and 7.03, regardless of whether Purchaser and PurchaserSub have complied with all of their other obligations under this Agreement (including their obligations under this Section 4.05).

SECTION 4.06. Debt Offer.

(a)   The Company shall commence, on any date designated by Purchaser after 14 days following the date hereof and on at least five Business Days prior written notice to the Company, an offer to purchase all of the outstanding aggregate principal amount of the Company’s 9 5/8 % Senior Subordinated Notes due 2012 (the “Notes”) on the terms and conditions set forth in Section 4.05(a) of the Company Disclosure Schedule (or as otherwise may be agreed between in writing by the Company and Purchaser) and such other customary terms and conditions as are reasonably acceptable to Purchaser and the Company (including the related Consent Solicitation (as defined below), the “Debt Offer”); provided that (A) this Agreement shall not have been terminated in accordance with Section 8.01, and (B) at the time of such commencement, Purchaser shall have otherwise performed or complied in all material respects with all of its agreements and covenants required by this Agreement to be performed on or prior to the time that the Debt Offer is to be commenced. Following the commencement of the Debt Offer, the Company shall make such changes to the terms and conditions of the Debt Offer as may be reasonably requested in writing by Purchaser; provided that the Company shall not be required to (i) increase the price per Note payable unless advised in writing by the dealer manager of the Debt Offer that such increase is advisable to successfully complete the Debt Offer, (ii) remove the condition that the Merger shall have been consummated or the condition that there shall be no order or injunction prohibiting consummation of the Debt Offer or (iii) make any binding commitment by the Company or any Company Subsidiary unless such commitment is either conditioned on the Closing or terminates without liability to the Company or any Company Subsidiary. Following the commencement of the Debt Offer, the Company shall not, without the written consent of Purchaser, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer, in either case, that would have a material and adverse effect on Purchaser or the Surviving Corporation or the Financing except as otherwise agreed in writing between Purchaser and the Company. If Purchaser advises the Company in writing that, in its reasonable judgment based on the advice of the dealer manager of the Debt Offer, there is a significant possibility that the Requisite Consent will not be obtained and preparations should be made to defease the Notes, the Company shall use commercially reasonable efforts to make such preparations, and if the Requisite Consent is not timely received, the Company shall defease the Notes in connection with and at the time of the Merger; provided, however, that the Company shall not be required to defease the Notes or provide any irrevocable notice regarding such defeasance unless (i) such action is taken simultaneously with the Merger being consummated and (ii) Purchaser shall have deposited, or caused to be deposited, the amount of funds necessary to effect such defeasance as provided and calculated in accordance with the terms of the Indenture. If there is more than one dealer manager for the Debt Offer, the term dealer manager as used in this Section 4.06(a) shall refer to the lead dealer manager of the Debt Offer.

(b)   As part of the Debt Offer, the Company shall solicit the consent (the “Consent Solicitation”) of the holders of the Notes to amendments to the Indenture as set forth in Section 4.05(b) of the Company Disclosure Schedule (the “Amendments”). The Company shall use its commercially reasonable efforts to obtain, as soon as practicable after the date of the commencement of the Debt Offer, the requisite consent of holders of the Notes as set forth in Section 4.05(b) of the Company Disclosure Schedule (the “Requisite Consent”) to authorize the Amendments. Promptly upon receipt of the Requisite Consent, the Company shall, and shall use its commercially reasonable efforts to cause the trustee to, execute a supplemental indenture incorporating and giving effect to the Amendments, which shall become operative immediately prior to the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer). Concurrent with the Effective Time, Purchaser shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not withdrawn pursuant to the Debt Offer and in accordance with the Debt Offer.

(c)   Promptly after the date of this Agreement, the Company shall prepare all necessary and appropriate documentation in connection with the Debt Offer, including the offer to purchase, related letter of transmittal and other related documents (collectively, the “Offer Documents”). Purchaser and the Company shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of the Notes in connection with the Debt Offer shall be subject to the prior review and comment of the Company and Purchaser and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offer any information in the Offer Documents should be discovered by the Company or Purchaser which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the Notes. Notwithstanding anything to the contrary in this Section 4.06, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offer. To the extent that the provisions of any applicable Law conflict with this Section 4.06, the Company shall comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

Repayment of Senior Indebtedness. On or prior to the second Business Day prior to the Effective Time, the Company shall use its commercially reasonable efforts to deliver to Purchaser copies of payoff letters (subject to delivery of funds as arranged by Purchaser), in commercially reasonable form, from the administration agent under the Senior Credit Agreement and shall use its commercially reasonable efforts to make arrangements for the release of all Liens and other security over the Company’s and the Company Subsidiaries’ properties and assets securing such obligations (subject to delivery of funds as arranged by Purchaser).

SECTION 4.07. Repayment of Other Indebtedness.  On or prior to the second Business Day prior to the Effective Time, the Company shall use its commercially reasonable efforts to deliver to Purchaser copies of payoff letters (subject to delivery of funds as arranged by

Purchaser), in commercially reasonable form, with respect to all indebtedness for borrowed money (other than the Notes and indebtedness referred to in Section 4.06 and the indebtedness marked with an asterisk in Section 2.13 of the Company Disclosure Schedule) (the “Other Indebtedness”), and shall use its commercially reasonable efforts to make arrangements for the release of all Liens and other security over the Company’s and the Company Subsidiaries’ properties and assets securing such obligations (subject to delivery of funds as arranged by Purchaser).

                                SECTION 4.08. Repayment of Other Indebtedness. On or prior to the second Business Day prior to the Effective Time, the Company shall use its commercially reasonable efforts to deliver to Purchaser copies of payoff letters (subject to delivery of funds as arranged by Purchaser), in commercially reasonable form, with respect to all indebtedness for borrowed money (other than the Notes and indebtedness referred to in Section 4.06 and the indebtedness marked with an asterisk in Section 2.13 of the Company Disclosure Schedule) the (“Other Indebtedness”), and shall use its commercially reasonable efforts to make arrangements for the release of all Liens and other security over the Company’s and the Company Subsidiaries’ properties and assets securing securing such obligations (subject to delivery of funds as arranged by Purchaser).

SECTION 4.09. Payment of Transaction Related Expenses. At the Closing, Purchaser shall pay, on behalf of the Company, or shall provide the Company with funds sufficient to pay, all Transaction Related Expenses. On or prior to the fifth business day prior to the Effective Time, the Company shall use commercially reasonable efforts to deliver to Purchaser invoices reasonably acceptable in form and substance to Purchaser setting forth the full amount of each Transaction Related Expense to be paid on or after the Closing, with such bank account and other information customarily set forth in an invoice.

SECTION 4.10.  Affiliate Transactions; Transfer Restrictions. The Company shall, and shall cause the counterparties thereto, to terminate all agreements (other than agreements listed in Section 4.10 of the Company Disclosure Schedule) between the Company and any Company Subsidiary, on the one hand, and Madison Dearborn Capital Partners III, L.P. or any of its Affiliates (other than the Company and any Company Subsidiary), on the other hand, without any incremental or additional monetary or material liability or obligation having been incurred or satisfied by the Company or any Company Subsidiary as a result of such termination. The Company agrees to cause the waiver of any restrictions on the transfer of Company Common Stock held by its senior executives to permit such executives to transfer Company Common Stock to Purchaser effective as of immediately prior to the Effective Time.

ARTICLE 5
COVENANTS OF PURCHASER

SECTION 5.01. Director, Officer and Stockholder Liability.

(a)           From and after the Effective Time, Purchaser and the Surviving Corporation jointly and severally shall indemnify, to the full extent permitted under the DGCL, the present and former managers, directors and officers of the Company and the Company Subsidiaries (the “Indemnified Parties”) in respect of actions taken prior to and including the Effective Time in connection with their duties as managers, directors or officers of the Company or any Company Subsidiary (including the transactions contemplated hereby) for a period of not less than six years from the Effective Time; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Without limitation of the foregoing, in the event any Indemnified Party becomes involved in such capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated hereby, occurring prior to and including the Effective Time, the Surviving Corporation, to the extent permitted and on such conditions as may be required by the DGCL, will periodically advance expenses to such Indemnified Party for his or her legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith.

(b)           For not less than six years after the Effective Time, Purchaser or the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance covering the Persons who are currently covered by the existing directors’ and officers’ liability insurance of the Company with respect to actions that shall have taken place prior to or at the Effective Time, on terms and conditions no less favorable to such Persons than  those in effect on the date hereof under the existing directors’ and officers’ liability insurance of the Company; provided, however, that in no event shall Purchaser or the Surviving Corporation be required to expend pursuant to this Section 5.01(b), in the aggregate, more than an amount per year equal to 300% of the current annual premiums paid by the Company for such insurance.

(c)           Purchaser and the Surviving Corporation shall cause the Surviving Corporation’s certificate of incorporation and by-laws to provide that the directors and officers of the Company as of and prior to the Effective Time shall not have any liability or obligation to or in respect of the Company, except to the extent, if at all, required by the DGCL.

(d)           If Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, honor the obligations set forth in this Section 5.01.

(e)           The obligations of the Surviving Corporation and Purchaser under this Section 5.01 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 5.01 applies without the prior written consent of such affected Person.

SECTION 5.02. Employee Benefits. Following the Closing, Purchaser and the Surviving Corporation shall comply with the covenants set forth in Exhibit D hereto.

ARTICLE 6
COVENANTS OF PURCHASER AND COMPANY

SECTION 6.01. Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable. The Company, Purchaser and PurchaserSub shall each furnish to one another and to one another’s counsel all such information as may be required in order to accomplish the foregoing actions.

SECTION 6.02. Cooperation in Receipt of Consents. The Company and Purchaser shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby and (ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, Purchaser and the Company shall each file any Notification and Report Forms and related material that it may be required to file in connection with the transactions contemplated by this Agreement with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, shall each use its diligent efforts to obtain an early termination of the applicable waiting period, and shall each make any further filings pursuant thereto that may be necessary, proper or advisable. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

SECTION 6.03. Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which  has been agreed to by each of the Purchaser and the Company. Thereafter, each of the Purchaser and the Company shall obtain the consent of the other party (such consent not to be unreasonably withheld or delayed) before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, except to the extent public disclosure is required by applicable law or regulation or the rules of any securities exchange applicable to such party, in which case such party shall use its commercially reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

SECTION 6.04. Access to Information. From the date hereof until the Effective Time and subject to applicable law and any applicable restrictions in the Company’s or the Company Subsidiaries’ agreements, the Company shall (i) give to Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Company Subsidiaries and (ii) furnish or make available to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as Purchaser may reasonably request. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries. Unless otherwise required by law, Purchaser will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, Purchaser, PurchaserSub and their respective Affiliates and representatives shall contact and communicate with the employees, customers and suppliers of the Company and the Company Subsidiaries in connection with the transactions contemplated hereby only after prior written authorization from the Company. From and after the Effective Time, unless otherwise consented to in writing by former holders of a majority of the Company Common Stock, the Company and the Company Subsidiaries shall not, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company or any Company Subsidiary for the period prior to the Effective Time without first offering to surrender to such holders (on behalf of all such former holders) such books and records or any portion thereof which Purchaser, the Company or any Company Subsidiary may intend to destroy, alter or dispose of.

SECTION 6.05. Notices of Certain Events. The Company and Purchaser shall promptly notify the other upon becoming aware of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company or to the Knowledge of Purchaser, as the case may be, threatened against, relating to or involving or otherwise affecting Purchaser or any of its Subsidiaries (including PurchaserSub), on the one hand, or the Company or any Company Subsidiary, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any action, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement set forth in this Agreement. Each such notification pursuant to clause (iv) of the prior sentence made with respect to matters that were not known by such party on or prior to the date hereof (each, a “Schedule Update”) shall amend and supplement the appropriate Company Disclosure Schedule or Purchaser Disclosure Schedule, as the case may be, delivered on the date hereof; provided, however, that no Schedule Update shall be taken into account for the purposes of Section 7.02(b) or Section 7.03(b) hereof.

SECTION 6.06. Code Section 280G. The Company shall (1) use commercially reasonable efforts to obtain, prior to the shareholder vote referenced in clause (2) below, a waiver from each “disqualified individual” (within the meaning of Code Section 280G(c)) entitled to receive a “parachute payment” (within the meaning of Code Section 280G(b)) in connection with the Merger of his or her right to receive the 280G Payment (defined below) and (2) prior to the Effective Time hold a vote of the Company’s shareholders seeking approval of any such parachute payment to the extent such parachute payment exceeds 2.999 times the “base amount” (within the meaning of Code Section 280G(b)(3)) of such disqualified individual (the “280G Payment”).

SECTION 6.07. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or PurchaserSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or PurchaserSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 7
CONDITIONS TO THE MERGER

SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Purchaser and PurchaserSub to consummate the Merger are subject to the satisfaction of the following conditions:

(a)           the Company Stockholder Approval shall have been obtained;

(b)           any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(c)           no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

SECTION 7.02. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)           Purchaser and PurchaserSub each shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Certificate of Merger;

(b)           the representations and warranties of Purchaser contained in this Agreement shall be true and correct (without giving effect to any qualifications as to “materiality” or to a “Purchaser Material Adverse Effect”) as of the date of this Agreement and at and as of the time of filing the Certificate of Merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, which representation or warranty shall be true and correct at and as of such earlier date), as if made at and as of such time, except, in either case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to “materiality” or to a “Purchaser Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; provided that the representations and warranties set forth in Sections 3.01 and 3.02 shall be true and correct in all material respects; and

(c)           the Company shall have received a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of Purchaser to the effect of paragraphs (a) and (b) above.

SECTION 7.03. Conditions to the Obligations of Purchaser and PurchaserSub. The obligations of Purchaser and PurchaserSub to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)           the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the filing of the Certificate of Merger;

(b)           the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications as to “materiality” or to a “Company Material Adverse Effect”) as of the date of this Agreement and at and as of the time of filing of the Certificate of Merger (except to the extent that any such representation or warranty expressly speaks as of an earlier date, which representation or warranty shall be true and correct at and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications as to “materiality” or to a “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that the representations and warranties set forth in Sections 2.01, 2.02, 2.05 and 2.06 shall be true and correct in all material respects;

(c)           Purchaser shall have received a certificate signed by the Chief Executive Officer of the Company to the effect of paragraphs (a) and (b) above;

(d)           the Company shall have delivered to Purchaser a certificate in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying the facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code; and

(e)           if and only if all funds committed under the Commitment Letters are available upon the satisfaction of the conditions set forth in Section 7.01 and this Section 7.03, the Company shall have delivered to Purchaser duly executed agreements in form and substance reasonably satisfactory to Purchaser and its counsel providing for the release of all Liens and other security over the Company’s and the Company Subsidiaries’ properties and assets securing the Company’s or any Company Subsidiary’s obligations under the Senior Credit Agreement and the Other Indebtedness effective upon repayment of such obligations in full.

ARTICLE 8
TERMINATION

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)           by the mutual written consent of Purchaser and the Company;

(b)           by Purchaser, if there has been a material breach by the Company of any covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of Purchaser at the Effective Time and such breach has not been waived by Purchaser or cured by the Company within ten Business Days after the Company’s receipt of written notice thereof from Purchaser;

(c)           by the Company, if there has been a material breach by Purchaser or PurchaserSub of any covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of the Company at the Effective Time and such breach has not been waived by the Company or cured by Purchaser or PurchaserSub within ten Business Days after Purchaser’s receipt of written notice thereof from the Company;

(d)           by Purchaser, if the transactions contemplated hereby have not been consummated on or before June 30, 2006; provided that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.01(d) if Purchaser’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby (provided that, (i) if such breach is solely a breach of its obligation to effect the Closing and satisfy its obligations under ARTICLE 1 resulting from a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Commitment Letter and (ii) at the time of such breach, the conditions specified in Sections 7.01 and 7.03(a) and (b) are satisfied, then Purchaser may terminate this Agreement as long as it simultaneously pays the Termination Fee to the Company by wire transfer of same day funds); or

(e)           by the Company, if the transactions contemplated hereby have not been consummated on or before June 30, 2006; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Company’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) of this Section 8.01 shall give written notice of such termination to the other parties hereto.

SECTION 8.02. Effect of Termination.

(a)   Subject to Section 8.02(b), if any party terminates this Agreement pursuant to Section 8.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except (i) any liability of any party for knowing or willful breaches of this Agreement prior to the time of such termination (subject to Section 8.02(c)) and (ii) as otherwise contemplated by Sections 8.02 and 8.03; provided that the provisions of this Section 8.02 and Section 8.03, the sentence of Section 6.04 regarding the Confidentiality Agreement, and ARTICLE 9 and ARTICLE 10 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

(b)   If (i) this Agreement is terminated by the Company pursuant to Section 8.01(c) or (e) following a breach by Purchaser or PurchaserSub of its obligation to effect the Closing and satisfy its obligations hereunder, including delivering or making available sufficient funds to make all payments required to be made by it or the Surviving Corporation pursuant hereto, (ii) Purchaser and PurchaserSub fail to effect the Closing and satisfy such obligations because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Commitment Letter and (iii) at the time of such termination and failure, the conditions specified in Sections 7.01 and 7.03(a) and (b) are satisfied, then Purchaser shall pay $20  million (the “Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two Business Days following such termination), payable by wire transfer of same day funds.

(c)   Notwithstanding anything in this Agreement to the contrary:

(i)            if in the circumstances in which Purchaser and PurchaserSub become obligated to pay the Termination Fee, Purchaser and PurchaserSub are not otherwise in breach of this Agreement such that the condition set forth in Section 7.02(a) would be satisfied (excluding Purchaser’s and PurchaserSub’s failure in and of itself to satisfy their obligations hereunder to deliver or make available sufficient funds to make all payments required to be made by the Surviving Corporation pursuant hereto) then the Company’s right to receive payment of the Termination Fee shall be the sole and exclusive remedy of the Company and its Subsidiaries against Purchaser and PurchaserSub for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Purchaser or PurchaserSub and the failure of the transactions contemplated hereby to be consummated, and upon payment of the Termination Fee in accordance with this ARTICLE 8, none of Purchaser or PurchaserSub shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby;

(ii)           in no event shall Purchaser and PurchaserSub be subjected to liability in excess of $50 million in the aggregate (including any Termination Fee) for all losses and damages arising from or in connection with breaches by Purchaser or PurchaserSub of the representations, warranties, covenants and agreements contained in this Agreement;

(iii)          in no event shall the Company and any of its Subsidiaries be subjected to liability in excess of $50 million in the aggregate for all losses and damages arising from or in connection with breaches by the Company or any of its Subsidiaries of the representations, warranties, covenants and agreements contained in this Agreement; and

(iv)          other than the obligations of Vestar pursuant to the Guaranty, in no event shall any of Purchaser’s, PurchaserSub’s, the Company’s or any Company Subsidiaries’ respective current or future Affiliates, or any of their and their current or future Affiliates’ respective stockholders, partners, members, directors, officers or agents, have any liability or obligations hereunder.

SECTION 8.03. Fees and Expenses. Except as otherwise specifically provided in Section 4.09, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, Purchaser shall be solely responsible for payment of all applicable filing fees under the HSR Act and any other anti-trust laws in connection with the transactions contemplated hereby.

SECTION 8.04. Waivers and Amendments. At any time prior to the Effective Time, the parties hereto, by action taken by or pursuant to resolutions of their respective boards of directors may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) except for adoption of this Agreement by the stockholders of the Company, waive compliance with any of the agreements or conditions contained herein. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Purchaser or in the case of a waiver, by the party against whom the waiver is to be effective.

ARTICLE 9
DEFINITIONS

SECTION 9.01. Certain Definitions.

(a)           As used herein, the following terms have the following meanings:

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, any purchase of a majority or more of the assets of the Company and its Subsidiaries taken as a whole or a majority of the Company Common Stock or capital stock of any Company Subsidiary, other than the transactions contemplated by this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are authorized by law to close in Chicago, Illinois or New York, New York.

“Care Meridian Transaction” means the acquisition of the assets of CareMeridian, LLC and its Subsidiaries by National Mentor Healthcare, LLC pursuant to that certain Asset Purchase Agreement, dated as of December 29, 2005, among National Mentor Healthcare, LLC and CareMeridian, LLC and the other parties thereto, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Company Balance Sheet” means the Company’s consolidated balance sheet included in the Company 10-K.

“Company Common Stock” means a share of Common Stock of the Company, par value $0.01 per share.

“Company Employee Plan” means each material “employee benefit plan,” as defined in Section 3(3) of ERISA, as amended, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits which is maintained or contributed to by the Company or any of its  Affiliates and covers any employee or former employee of the Company or any Company Subsidiary.

“Company SEC Documents” means (i) the Company S-4, (ii) the Company 10-K, (iii) the Company 10-Q, (iv) the Company’s Form 8-K’s filed after September 30, 2005 and (v) all other reports, filings, registration statements and other documents filed by the Company with the SEC after September 30, 2005, in each case as subsequently amended prior to the date hereof.

“Company S-4” means the Company’s S-4 Registration Statement, filed with the SEC on October 21, 2005.

“Company 10-K” means the Company annual report on Form 10-K for its fiscal year ended September 30, 2005.

“Company 10-Q” means the Company quarterly report on Form 10-Q for its fiscal quarter ended December 31, 2005.

“Confidentiality Agreement” means that letter agreement by and between Vestar Capital Partners V, L.P. and the Company dated as of December 28, 2005.

“Contract” means any written or oral contract, obligation, undertaking, agreement, commitment, indenture, note, bond, mortgage, loan, instrument, lease or license.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Dissenting Share” means any share of Company Common Stock held of record by any stockholder that has exercised his, her or its appraisal rights under the DGCL in connection with the transactions contemplated hereby.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indenture” means the National Mentor, Inc. 9 5/8% Senior Subordinated Notes Due 2012 Indenture, dated as of November 4, 2004, U.S. Bank National Association as Trustee.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Purchaser” means the actual knowledge, without special investigation, of the individuals set forth on Schedule 9.01(a) of the Purchaser Disclosure Schedule.

“Knowledge of the Company” means the actual knowledge, without special investigation, of the individuals set forth on Schedule 9.01(a) of the Company Disclosure Schedule.

“Law” means any constitutional provision, statute, code, law (including common law), rule, regulation, ordinance, treaty, or other legally enforceable requirement of any Governmental Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and similar liens, (iii) purchase money liens and liens securing rental payments under capital lease arrangements and (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Marketing Period” means the period beginning on the date hereof and ending on June 28, 2006.

“Material Adverse Effect” means, with respect to a Person, any change, effect, occurrence or development that is materially adverse to the business, assets, liabilities, financial condition, operations or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that the following shall be excluded from the definition of “Material Adverse Effect” and from the determination of whether such a Material Adverse Effect has occurred: any change, effect, occurrence or development resulting from or arising in connection with (i) conditions or events that are generally applicable to (A) the industries in which the Company or its Subsidiaries operate or (B) the capital, financial, banking or currency markets generally, (ii) changes in laws (including without limitation, common law, rules and regulations or the interpretation thereof) or applicable accounting regulations and principles and (iii) any change resulting from the announcement of the transactions described in this Agreement, except, in the case of clauses (i) and (ii), to the extent such change, effect, occurrence or development has a disproportionate adverse effect on such Person and its Subsidiaries as compared to any other Person engaged in the same business. “Purchaser Material Adverse Effect” means a Material Adverse Effect with respect to Purchaser. “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Options” means all options, warrants and rights to acquire Company Common Stock outstanding as of the Effective Time (whether or not then vested or exercisable) including all options outstanding under the Option Plan as of the Effective Time and all Seller Warrants outstanding as of the Effective Time.

“Option Plan” means the Company’s Stock Option Plan, adopted by the Company on November 7, 2001, as amended.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Warrants” means, collectively, the Seller Stock Purchase Warrant issued by the Company to Thomas E. Miller, dated May 1, 2003, the Seller Stock Purchase Warrant issued by the Company to Craig R. Miller, dated May 1, 2003, and the Seller Stock Purchase Warrant issued by the Company to Douglas V. Miller, dated May 1, 2003.

“Senior Credit Agreement” means that certain Amended and Restated Credit Agreement among National Mentor Holdings, Inc., National Mentor, Inc., several banks and financial institutions, Dymas Funding Company, LLC, General Electric Capital Corporation, Merrill Lynch Capital and UBS Securities LLC, Bank of America, N.A., Bank of America, N.A. (the “Syndication Agent,” when in such capacity), and JP Morgan Chase Bank, dated November 4, 2004, as amended for refinancing by Agreement, dated March 30, 2005.

“Stockholders Agreement” means the National Mentor Holdings, Inc. Amended and Restated Stockholders Agreement, dated as of May 1, 2003, by and among the Company and certain of its Stockholders (as defined in the Stockholders Agreement).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any general partner of such partnership association or a majority of the voting interests of the equity ownership of the limited liability company or other business entity. “Purchaser Subsidiary” means a Subsidiary of Purchaser and “Company Subsidiary” means a Subsidiary of the Company.

“Tax or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, privilege, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Term Loan Agreement” means that certain Term Loan Agreement, dated May 20, 2005, among National Mentor Holdings, Inc., National Mentor, Inc., certain subsidiaries thereof and Bank of America.

“Transaction Related Expenses” means (A) all out-of-pocket costs, fees and expenses, and prepayment or defeasance premiums, incurred or accrued by or at the request of the Company or any Company Subsidiary or any of their respective Affiliates with respect to the Debt Offer or the defeasance of Notes and (B) all out-of-pocket costs, fees and expenses incurred by or at the request of the Company or any Company Subsidiary or any of their respective Affiliates in connection with this Agreement and the transactions contemplated thereby, including but not limited to (i) all professional fees and related expenses for services rendered by counsel, auditors, accountants, investment bankers, experts, consultants and other advisors related to the foregoing, (ii) all severance payments payable to former employees outstanding as of the date hereof and all sale bonuses, “stay-around” and similar bonuses, severance payments, non-competition payments and similar costs and expenses payable in connection with the transactions contemplated by this Agreement to current and former directors, officers, employees, stockholders and consultants (x) including the agreements referenced in Section 9.01(b) of the Company Disclosure Schedule and (y) excluding the agreements referenced in Section 9.01(c) of the Company Disclosure Schedule and (iii) 50% of all fees payable to the Escrow Agent at the Closing under the Escrow Agreement, if any; provided that Transaction Related Expenses shall exclude, for the avoidance of doubt (i) all Merger Consideration and Option Merger Consideration, (ii) costs, fees and expenses related to the performance of the Company’s obligations pursuant to Section 4.07 and Section 4.08, and (iii) all prepayment and other premiums on, and fees and expenses related to, the indebtedness and obligations for borrowed money of the Company or any of the Company Subsidiaries other than the Notes or the tender, purchase, discharge, defeasance or repayment for or of such indebtedness and obligations other than the Notes.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Payment	Section 6.06
Action	Section 2.10(a)
Affiliate Contracts	Section 2.15
Agreement	Preamble
Amendments	Section 4.06(b)
Care Meridian Adjustment Amount	Section 1.04(d)

Certificate of Merger	Section 1.01(b)
Certificates	Section 1.05(a)
Closing	Section 1.01(c)
COBRA	Section 2.14(g)
Commitment Letter	Section 3.08
Community Care Indemnity	Section 2.11(l)
Company	Preamble
Company Compensation Commitment	Section 2.14(b)
Company Holder	Section 1.05(b)
Company Intellectual Property	Section 2.16
Company Required Governmental Consents	Section 2.03
Company Returns	Section 2.11
Company Stockholder Approval	Section 2.17(a)
Consent Consolidation	Section 4.06(b)
Debt Commitment	Section 3.08
Debt Commitment Letter	Section 3.08
Debt Offer	Section 4.06(a)
Effective Time	Section 1.01(b)
Environmental Laws	Section 2.23
Equity Commitment Letter	Section 3.08
Escrow Agreement	Section 1.04(d)
Escrow Amount	Section 1.04(d)
Expense Certificate	Section 1.01(e)
Financing	Section 4.05(d)
Guaranty	Recitals
Indemnified Parties	Section 5.01(a)
Lease/Leases	Section 2.20(b)
Leased Real Property	Section 2.20(b)
Lender	Section 3.08
Material Contract	Section 2.13
Material Environmental Concern	Section 2.23
Material Payor	Section 2.24(a)
Merger	Section 1.01(a)
Notes	Section 4.06(a)
Offer Documents	Section 4.06(b)
Option Holder	Section 1.06
Option Merger Consideration	Section 1.06(b)
Other Indebtedness	Section 4.08
Owned Real Property	Section 2.20(a)
Per Share Care Meridian Adjustment Amount	Section 1.04(d) Section 1.04(d)
Permits	Section 2.12(b)
Per Share Expense Adjustment	Section 1.04(c)
Per Share Merger Consideration	Section 1.04(b)
Policies	Section 2.22(a)
Purchaser	Preamble

Purchaser Required Governmental Consents	Section 3.03
PurchaserSub	Preamble
Requisite Consent	Section 4.06(b)
Schedule Update	Section 6.05
Secretary	Section 1.01(b)
Solvent	Section 3.09
Stockholder Representative	Section 1.07(a)
Surviving Corporation	Section 1.01(a)
Termination Fee	Section 8.02(b)
Vestar	Recitals

ARTICLE 10
MISCELLANEOUS

SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

if to Purchaser or PurchaserSub to:

c/o Vestar Capital Partners
245 Park Avenue, 41st Floor
New York, NY 10167
Attention:	James L. Elrod, Jr.
Facsimile:	(212) 808-4922

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Peter J. Gordon
Facsimile:	(212) 455-2502

if to the Company to:

National Mentor Holdings, Inc.
313 Congress Street, 6th Floor Boston, MA 02210
Attention:	Edward Murphy
Facsimile:	(617) 790-4941

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601

Attention:  Sanford E. Perl, P.C.

                  Mark A. Fennell

Facsimile: (312) 861-2200

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.01 and the appropriate electronic facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 10.01.

SECTION 10.02. Survival of Representations, Warranties and Covenants after the Effective Time. None of the representations, warranties, covenants and other agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and ARTICLE 9 and ARTICLE 10. Notwithstanding anything to the contrary contained herein, any operations, assets, liabilities, rights and obligations acquired pursuant to the Care Meridian Transaction shall not be deemed to be operations, assets, liabilities, rights or obligators of the Company or any of its Subsidiaries for purposes of the representations and warranties set forth in Article 2 hereof.

SECTION 10.03. Disclosure Generally. If and to the extent any information required to be furnished in any schedule is contained in this Agreement or in any schedule attached hereto, such information shall be deemed to be included in all schedules as to which the applicability of such information is readily apparent on its face without further inquiry. The inclusion of any information in any schedule attached hereto shall not be deemed to be an admission or acknowledgment by the Company or the Company Subsidiaries, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or the Company Subsidiaries.

SECTION 10.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that each of Purchaser and PurchaserSub may assign its rights and obligations hereunder to any Affiliate of Purchaser (provided that no such assignment shall relieve Purchaser or PurchaserSub of its obligations hereunder). Any purported transfer or assignment in violation hereof shall be null and void.

SECTION 10.05. Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 10.06. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except (i) that each Company Holder shall have the right to enforce the provisions of ARTICLE 1 hereof and (ii) that each of the third parties named as having rights in ARTICLE 5 or Section 6.04 hereof shall have the right to enforce such provisions.

SECTION 10.07. Specific Performance. The parties hereto (i) agree that irreparable damage would occur if any provision of this Agreement to be performed by the Company, Purchaser or PurchaserSub were not performed in accordance with the terms thereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of any provision of this Agreement or to enforce specifically the performance of the terms hereof and (ii) without limiting the Company’s rights under the Guaranty, acknowledges that the sole and exclusive remedy of the Company hereunder for breach shall be the monetary damages set forth in Section 8.02 hereof.

SECTION 10.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.09. Entire Agreement. This Agreement (together with the exhibits and schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof; provided that this Agreement shall not supersede or in any way modify the terms of the Confidentiality Agreement, which agreement shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

NATIONAL MENTOR HOLDINGS, INC.

By:	/s/ EDWARD M. MURPHY
Its:	President and Chief Executive Officer

NMH HOLDINGS, LLC

By:	/s/ JACK M. FEDER
Its:	Managing Director and General Counsel

NMH MERGERSUB, INC.

By:	/s/ JACK M. FEDER
Its:	Managing Director and General Counsel

EXHIBIT A

CERTIFICATE OF MERGER

OF

NMH MERGERSUB, INC.
(a Delaware corporation)

WITH AND INTO

NATIONAL MENTOR HOLDINGS, INC.
(a Delaware corporation)

* * * * * * * * * *
In accordance with the provisions of Section 251 of the
General Corporation Law of the State of Delaware
* * * * * * * * * *

National Mentor Holdings, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), desiring to merge NMH Mergersub, Inc., a Delaware corporation, with and into the Corporation, pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

FIRST:     The name and state of incorporation of each constituent corporation of the merger (the “Merger”) are as follows: (i) National Mentor Holdings, Inc., a Delaware corporation, and (ii) NMH Mergersub, Inc., a Delaware corporation.

SECOND:  The Agreement and Plan of Merger (the “Merger Agreement”), dated March 22, 2006 among the Corporation, NMH Holdings, LLC, a Delaware limited liability company, and NMH Mergersub, Inc., a Delaware corporation, has been approved, adopted, certified, executed and acknowledged by each constituent corporation, in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

THIRD:    The name of the surviving corporation of the Merger is National Mentor Holdings, Inc. (the “Surviving Corporation”).

FOURTH:  The Certificate of Incorporation of the Corporation in effect immediately prior to the Merger shall be amended and restated in its entirety in the form attached hereto as Annex A attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH:  An executed copy of the Merger Agreement is on file at an office of the Surviving Corporation, National Mentor Holdings, Inc., 313 Congress Street, 6th Floor, Boston, MA 02210.

SIXTH:    A copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of any constituent corporation.

SEVENTH:  The Merger shall be effective upon filing.

*           *          *           *           *

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be signed this      day of              , 2006.

NATIONAL MENTOR HOLDINGS, INC., a Delaware corporation

By:

Name:

Title:

ANNEX A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NATIONAL MENTOR HOLDINGS, INC.

The Certificate of Incorporation of the Corporation be, and hereby is, deleted in its entirety and restated as follows:

ARTICLE ONE. The name of the corporation is National Mentor Holdings, Inc.

ARTICLE TWO. The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR. The total number of shares of stock which the corporation has authority to issue is 1,000 shares of Common Stock, with a par value of $.01 per share.

ARTICLE FIVE. The corporation is to have perpetual existence.

ARTICLE SIX. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE NINE. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of the Directors of the Corporation need not be by written ballot.

EXHIBIT B

INSTRUCTIONS TO LETTER OF TRANSMITTAL

Reference is made to the Agreement and Plan of Merger by and among National Mentor Holdings, Inc. (the “Company”), NMH Holdings, LLC and NMH Mergersub, Inc., dated March 22, 2006 (as amended, waived or modified, the “Merger Agreement”).

Pursuant to the Merger Agreement, PurchaserSub is to be merged with and into the Company (the “Merger”) and each share of Common Stock, par value $.01 per share of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than Company Common Stock held by the Company or the Purchaser or any dissenting shares) is to be converted into the right to receive the Per Share Merger Consideration (as defined and determined in the Merger Agreement), on the terms and conditions provided in the Merger Agreement. The Merger Agreement and the transactions contemplated thereby were approved by a majority of the stockholders of the Company.

In order to receive the applicable consideration following the Merger, you must complete and return the enclosed Letter of Transmittal in accordance with these instructions. If you have any questions regarding these instructions or the Letter of Transmittal, please contact                        , at                       .

INSTRUCTIONS

1.                                       Letter of Transmittal

The Letter of Transmittal should be properly completed, signed and returned, together with all of your certificates (“Certificates”) evidencing your ownership of Company Common Stock, to National Mentor Holdings, Inc., c/o Kirkland & Ellis LLP, 200 E. Randolph Dr., Chicago, IL 60601, Attn:                   . The Letter of Transmittal and Certificates may either be mailed or delivered by hand. The method of delivery of all documents is at the option and risk of the surrendering stockholder, but if sent by mail, registered mail with return receipt requested is recommended. If your Certificates are already being held on your behalf by the Company, please indicate such fact in your Letter of Transmittal. Your execution and delivery of the Letter of Transmittal will evidence your surrender of such shares to the Company.

2.                                       Signatures

The Letter of Transmittal must be signed by the registered holder(s) of the Certificates. The signature(s) must correspond with the name(s) as set forth on the face of the Certificates, without alteration, enlargement or any change whatsoever. If the Certificates are held of record by two or more joint owners, all such holders must sign this Letter of Transmittal. If any holder of record of the Certificates submitted herewith is married and has a primary residence in a state that is a community property state, both such holder and his or her spouse must sign the Letter of Transmittal. Signatures of trustees, executors, administrators, guardians, officers of corporations, attorneys-in-fact or others acting in a fiduciary capacity must include the full title of the signer in such capacity.

3.                                       Lost, stolen, mutilated or destroyed Certificates.

The Company reserves the right to require additional documentation and/or a personal indemnity in the case of lost, stolen, mutilated or destroyed Certificates. If your Certificates have been lost, stolen, mutilated or destroyed, please complete and return the enclosed Affidavit together with your Letter of Transmittal.

LETTER OF TRANSMITTAL

TO SURRENDER SHARES OF COMMON STOCK

of

NATIONAL MENTOR HOLDINGS, INC.

To:	National Mentor Holdings, Inc.
c/o Kirkland & Ellis LLP
200 E. Randolph Dr.
Chicago, IL 60601
Attention:
Facsimile: (312) 861-2200

Ladies and Gentlemen:

In accordance with the Agreement and Plan of Merger by and among National Mentor Holdings, Inc. (the “Company”), NMH Holdings, LLC and NMH Mergersub, Inc., dated March 22, 2006 (as amended, waived or modified, the “Merger Agreement”), and in compliance with the accompanying instructions, the undersigned hereby delivers this executed and completed Letter of Transmittal (this “Letter of Transmittal”) to the Company in exchange for the right to receive, for each share here surrendered, the Per Share Merger Consideration (as defined and determined in the Merger Agreement) in accordance with the terms and conditions of the Merger Agreement. Terms not otherwise defined in this Letter of Transmittal shall have the meaning given to such terms in the Merger Agreement.

The undersigned has enclosed with this Letter of Transmittal and hereby surrenders to the Company the certificates evidencing the undersigned’s shares of Company Common Stock in accordance with the accompanying instructions; or, if certificates evidencing the undersigned’s shares of Company Common Stock are held by the Company on the undersigned’s behalf, the undersigned hereby surrenders to the Company, any such certificates identified in the form below titled, “Description of Company Common Stock Surrendered for Exchange” or identified on any supplemental schedule attached hereto; or, if certificates evidencing the undersigned’s shares of Company Common Stock have been declared by the undersigned to be lost, stolen, mutilated or destroyed and the undersigned has executed and enclosed the Affidavit provided by the Company to such effect, the undersigned hereby surrenders to the Company, any such certificates identified in the form below titled, “Description of Company Common Stock Surrendered for Exchange” or identified on any supplemental schedule attached hereto.

Please pay the applicable Per Share Merger Consideration to which the undersigned is entitled by wire transfer of immediately available funds in accordance with the wire transfer information shown below and the terms and conditions of the Merger Agreement. (Note that if no wire transfer instructions are provided below or if the aggregate payment is less than $100,000, the funds may be paid by check and mailed to the address below).

[This space intentionally left blank]

DESCRIPTION OF COMPANY COMMON STOCK SURRENDERED FOR EXCHANGE (attach additional pages if necessary)
Name of owner (exact name on Certificates); address, including zip code; telephone number, including area code	Certificate Number(s)	Number of Shares of Company Common Stock	Check below to indicate if the Certificates are already held by the Company on your behalf

Total:

Completion and delivery of this Letter of Transmittal constitutes assent to the terms of the Merger Agreement, the Escrow Agreement and the Merger consummated or to be consummated pursuant thereto, and constitutes a waiver by the undersigned of any dissenter’s and/or appraisal rights with respect to any Company Common Stock under the General Corporation Law of the State of Delaware, whether or not the undersigned has previously made a written demand upon the Company or any other person.

Delivery of this Letter of Transmittal to an address other than that as set forth above will not constitute a valid delivery.

In order to induce the Company, Purchaser and/or PurchaserSub to make the payments for the undersigned’s Company Common Stock, as called for by the Merger Agreement, and for other good and valuable consideration, the undersigned hereby expressly agrees with the Company:

1.             The Merger Agreement. The undersigned acknowledges receipt of a copy of the Merger Agreement and the Escrow Agreement. The undersigned has reviewed and understands the Merger Agreement, the Escrow Agreement and the terms of the Merger. To the extent permitted by applicable law, the undersigned consents to any and all amendments to the Merger Agreement made after March 22, 2006 and waives any notice with respect to the existence or terms of any and all such amendments.

2.             Tax Withholding. Each of the Company and Purchaser shall be entitled to deduct, on behalf of itself, Purchaser and/or PurchaserSub, from any consideration otherwise payable to the undersigned pursuant to the Merger Agreement or this Letter of Transmittal, all applicable federal, state and local tax withholdings. To the extent any amounts are deducted or withheld pursuant to this paragraph, they shall be treated as having been paid to the applicable stockholder by the Company for purposes of the Merger Agreement and this Letter of Transmittal.

3.             Representations and Warranties. The undersigned is the owner of the shares listed in this Letter of Transmittal, of record and beneficially, and has the right and power to submit them for exchange with this Letter of Transmittal. The undersigned has full power and authority to execute and deliver this Letter of Transmittal and to perform his, her or its obligations hereunder. The execution, delivery and performance of this Letter of Transmittal has been duly authorized by all necessary action (including, but not limited to, if the undersigned is a corporation, approval by its Board of Directors and, if necessary, stockholders) of the undersigned, if any, and this Letter of Transmittal constitutes a valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms.

4.             Appointment of Stockholder Representative. The undersigned hereby appoints Madison Dearborn Capital Partners III, L.P. as his/her/its attorney-in-fact, with full power and authority, including power of substitution, acting in the name of and for and on his/her/its behalf, to direct the distribution of the Escrow Account and to pursue, defend and settle any claims relating thereto, and to execute and deliver the Escrow Agreement and to have all of the rights and to perform all of the obligations of the Stockholder Representative as set forth in the Escrow Agreement. This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any stockholders or the occurrence of any other event or events. The undersigned further agrees to be bound by and subject to the provisions of Section 1.07 of the Merger Agreement for the benefit of the Stockholder Representative.

5.             Signatures. If this Letter of Transmittal is signed by the registered holder(s) of the shares surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) formerly representing shares of the Company’s common stock without alteration, enlargement or any change whatsoever.

If any shares surrendered hereby are owned of record by two or more joint owners, all such owners have signed this Letter of Transmittal.

If the undersigned is an individual, unless the signature of the undersigned’s spouse appears below, the undersigned represents and warrants to the Company that the undersigned is not married or that the undersigned’s primary residence is in a state that is not a community property state.

If this Letter of Transmittal or any certificate or stock power is signed by a trustee, executor, administrator, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person has so indicated when signing, and represents and warrants to the Company that it has such authority to act.

6.             Survival. This Letter of Transmittal shall remain in full force and effect notwithstanding the death or incapacity of one or more of the undersigned, and shall be binding upon the heirs, personal representatives, successors and assignees of the undersigned.

The undersigned agrees that the Instructions to this Letter of Transmittal constitute an integral part of this instrument and agrees to be bound thereby.

SIGN BELOW

Signature(s) of Holder(s)

(Must be signed by registered holder(s) exactly as name(s) appear(s) on share certificates, if any. See Instruction 2.)

Dated: __________________________________, 2006
Taxpayer identification number

Wire Transfer Instructions:

Bank:

Address:

Account Number:

ABA Number:

Other Instructions:

EXHIBIT E

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of                   , 2006, by and among NMH Holdings, LLC, a Delaware limited liability company (“Purchaser”), Madison Dearborn Capital Partners III, L.P., a Delaware limited partnership, solely in its capacity as representative (the “Stockholder Representative”) of the Persons listed on Schedule I attached hereto (collectively, the “Holders” and individually, a “Holder”), and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings accorded to such terms under the Merger Agreement referred to below.

WHEREAS, National Mentor Holdings, Inc., a Delaware corporation, Purchaser and NMH Mergersub, Inc. are parties to an Agreement and Plan of Merger, dated as of March 22, 2006 (as amended, the “Merger Agreement”).

WHEREAS, pursuant to Section 1.04(d) of the Merger Agreement, Purchaser has agreed to deposit with the Escrow Agent $15 million, which amount is the Care Meridian Adjustment Amount under the Merger Agreement and is to be paid to the Holders or Purchaser pursuant to the terms of this Agreement.

WHEREAS, pursuant to Section 1.07 of the Merger Agreement, the Stockholder Representative was appointed as agent and attorney-in-fact for the Holders as set forth in such Section.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent promises hereinafter set forth, the parties agree as follows:

1.             Appointment of the Escrow Agent. Purchaser and the Stockholder Representative hereby appoint Wells Fargo Bank, National Association, as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

2.             Escrow Fund. Simultaneously with the execution of this Agreement, Purchaser shall deposit in available funds with the Escrow Agent an aggregate of $15 million (the “Escrow Amount”). The Escrow Amount, together with any interest and other earnings on permitted investments thereon (“Income”), shall hereinafter be referred to as the “Escrow Fund.”

3.             Investment of the Escrow Fund.

(a)           Except as Purchaser and the Stockholder Representative may from time to time jointly instruct the Escrow Agent in writing, the Escrow Fund shall be invested from time to time, to the extent possible, in the Wells Fargo Advantage Government Money Market Fund #743, until disbursement of the entire Escrow Fund. The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.

(b)           The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Fund or the purchase, sale, retention or other disposition of any permitted investment.

(c)           The Escrow Agent is hereby authorized to execute purchases and sales of permitted investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month. Although Purchaser and the Stockholder Representative each recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, Purchaser and the Stockholder Representative hereby agree that confirmations of permitted investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. No statement need be rendered for the Escrow Account if no activity occurred for such month.

(d)           Purchaser and the Stockholder Representative acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of permitted investments. Proceeds of a sale of permitted investments will be delivered on the Business Day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such permitted investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding Business Day.

(e)           The parties acknowledge that they have received, upon their request, and reviewed the fund’s prospectus and have determined that the fund is an appropriate investment for the Escrow Fund. Each fund’s prospectus can be downloaded from the Wells Fargo website at http://www.wellsfargo.com/funds/fmg_fund/fund_type/fundtype.jhtml?fundType=MoneyMarket&tab=literature.

4.             Entitlement to the Escrow Fund; Payments of the Escrow Fund.

(a)           Either Purchaser or the Holders shall be entitled to receive the entire Escrow Fund as follows:

(i)            if a Care Meridian Closing occurs prior to a Care Meridian Expiration, the Holders, pro rata in accordance with their respective Allocation Percentages, shall be entitled to be paid the entire Escrow Fund or

(ii)           if a Care Meridian Expiration occurs prior to a Care Meridian Closing, Purchaser shall be entitled to be paid the entire Escrow Fund, which amount shall be paid to Vestar Capital Partners V, L.P. at the direction of Purchaser, and Purchaser and the Stockholder Representative agree that such payment will be treated for tax purposes as an adjustment to the Merger Consideration.

(b)           Upon or following the occurrence of a Care Meridian Closing or a Care Meridian Expiration, either Purchaser acting alone or the Stockholder Representative acting alone or Purchaser and the Stockholder Representative acting jointly may notify the Escrow Agent in writing of such occurrence (the “Distribution Notice”). If Purchaser or the Stockholder Representative acts alone in sending the Distribution Notice, such Person shall also send a copy of such notice at the same time to Purchaser or the Stockholder Representative, as applicable, in

2

addition to the Escrow Agent in accordance with Section 10 hereof. If the Distribution Notice is made jointly by Purchaser and the Stockholder Representative, the Escrow Agent shall pay the Escrow Fund in accordance with the Distribution Notice on the first Business Day following receipt of such notice. If the Distribution Notice is not made jointly by Purchaser and the Stockholder Representative, the Escrow Agent shall pay the Escrow Fund on the 11th Business Day following receipt of the Distribution Notice and in accordance with the Distribution Notice only if the Escrow Agent has not received from the other party (i.e., Purchaser or the Stockholder Representative, as the case may be) a written objection to the Distribution Notice within 10 Business Days following receipt of the Distribution Notice by the Escrow Agent (an “Objection Notice”). In the event of an Objection Notice, the Escrow Agent shall only pay the Escrow Fund in accordance with (i) a joint written instruction by Purchaser and the Stockholder Representative (a “Joint Instruction”) or (ii) a final non-appealable order of a court of competent jurisdiction (a “Final Determination”). Any court order shall be accompanied by a certificate or legal opinion of counsel for the presenting party to the effect that the order is final and non-appealable and from a court of competent jurisdiction. The Escrow Agent shall act on such Joint Instruction or Final Determination, as the case may be, without further question.

5.             Certain Definitions. The following terms have the following meanings as used in this Agreement:

“Allocation Percentage” means, with respect to a Holder, the percentage that is equivalent to a fraction, the numerator of which is the sum of (A) the number of shares of Company Common Stock held by such Holder immediately prior to the Effective Time and (B) the number of shares of Company Common Stock such Holder could have purchased had such Holder exercised all of his, her or its Options in full immediately prior to the Effective Time and the denominator of which is the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (B) the number of shares of Company Common Stock issuable upon exercise of all Options outstanding immediately prior to the Effective Time; provided that, without duplication, Rollover Shares, if any, shall be deemed for purposes of calculating all Allocation Percentages only to be held, as of immediately prior to the Effective Time, by the Rollover Holder that transferred such shares to Purchaser and not to be held by Purchaser.

“Care Meridian Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of December 29, 2005, by and among National Mentor Healthcare, LLC, CareMeridian, LLC and the other parties thereto, as amended by the letter agreements dated February 24, 2006 and March 2, 2006, and as further amended in accordance with Section 7 of this Agreement.

“Care Meridian Closing” means the consummation of the acquisition of the business contemplated by the Care Meridian Asset Purchase Agreement by Purchaser or any of its Affiliates.

“Care Meridian Expiration” means the occurrence of the earlier of (i) the date that is 45 days following the termination of the Care Meridian Asset Purchase Agreement in accordance with its terms and (ii) the date that is six months following the date of the Closing.

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“Rollover Holder” means any employee or former employee of the Company or its Subsidiaries or permitted transferee thereof that transferred Company Common Stock to Purchaser prior to the Effective Time pursuant to a written agreement between Purchaser and such Person and notice of which transfer was made to the Stockholder Representative at least two Business Days prior to the date hereof.

“Rollover Shares” means shares of Company Common Stock held by Purchaser as of immediately prior to the Effective Time as a result of a transfer of such shares to Purchaser by a Rollover Holder, which shares are cancelled pursuant to Section 1.04(e) of the Merger Agreement.

6.             Duties of Escrow Agent.

(a)           The Escrow Agent shall give the Escrow Fund held by it hereunder the same degree of care that it gives other similar escrow property. The Escrow Agent shall not be required to give the Escrow Fund held by it hereunder any greater degree of care than it gives other similar escrow property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(b)           The Escrow Agent shall not be liable, except for its own fraud, gross negligence or willful misconduct and, except with respect to claims based upon such fraud, gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the Stockholder Representative (on behalf of the Holders in accordance with their respective Allocation Percentages) and Purchaser shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement (“Losses”) except for such Losses that have been finally adjudicated to have resulted from the Escrow Agent’s fraud, gross negligence or willful misconduct. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Fund, or any loss of interest incident to any such delays. The Stockholder Representative (on behalf of the Holders in accordance with their respective Allocation Percentages), on the one hand, and Purchaser, on the other hand, agree to reimburse each other for one-half of any payments made by them pursuant to this Section 6(b) with respect to liabilities for which the parties hereto are jointly liable pursuant to this Section 6(b). In the event that the Stockholder Representative becomes liable to the Escrow Agent or Purchaser for any such losses, liabilities, claims, actions, damages and expenses, or the Stockholder Representative otherwise incurs losses, costs or expenses in carrying out its duties hereunder, including reasonable attorneys’ fees and disbursements, then the Stockholder Representative may direct the Escrow Agent to pay to the Stockholder Representative any amounts otherwise payable hereunder to the Holders to the Stockholder Representative as reimbursement for such payments and liabilities until the Stockholder Representative has been reimbursed in full for all such payments and liabilities.

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(c)           The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Escrow Agent.

(d)           The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e)           Except for Section 6(j) below, the Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. Each party hereto will provide the Escrow Agent with appropriate W-9 Internal Revenue Service Forms for tax identification number certification or non-resident alien certifications for such party (and in the case of the Stockholder Representative, for each Holder). This Section 6(e) and Section 6(b) above shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Escrow Agent.

(f)            The Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

(g)           The Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(h)           The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a Joint Instruction or Final Determination.

(i)            In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event

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that the Escrow Agent is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrow Fund until the Escrow Agent shall have received a Joint Instruction or Final Determination directing delivery of the Escrow Fund, in which event the Escrow Agent shall disburse the Escrow Fund in accordance with such Joint Instruction or Final Determination. The Escrow Agent shall act on such Joint Instruction or Final Determination without further question.

(j)            Purchaser shall pay the Escrow Agent compensation as listed on Schedule II hereto for the services to be rendered by the Escrow Agent hereunder. The Escrow Agent shall be entitled to deduct fees from the Escrow Fund. Purchaser and the Stockholder Representative (on behalf of the Holders in accordance with their respective Allocation Percentages) agree to reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in the performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any such compensation and reimbursement to which the Escrow Agent is entitled shall be borne 50% by Purchaser and 50% by the Stockholder Representative (on behalf of the Holders in accordance with their respective Allocation Percentages). The Escrow Agent shall be entitled and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from amounts on deposit in the Escrow Fund. In the event that the Stockholder Representative becomes liable to the Escrow Agent for any such compensation and reimbursement under this Agreement, then the Stockholder Representative may direct the Escrow Agent to pay to the Stockholder Representative any amounts payable hereunder to the Holders in accordance with their respective Allocation Percentages until the Stockholder Representative has been reimbursed in full for all such  compensation and reimbursement.

(k)           The other parties hereto authorize the Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

(l)            Purchaser and the Stockholder Representative (on behalf of the Holders in accordance with their respective Allocation Percentages) shall reimburse and pay the Escrow Agent for all costs, attorneys’ fees, charges, disbursements and expenses arising in connection with any litigation on account of this Agreement (unless such litigation shall have been finally adjudicated to have resulted from willful misconduct or gross negligence of the Escrow Agent) and, to the extent not paid or reimbursed by Purchaser and the Stockholder Representative (on behalf of the Holders in accordance with their respective Allocation Percentages) on demand, the Escrow Agent shall be entitled to reimburse itself therefor out of the property deposited hereunder. No such payment from the Escrow Fund shall diminish or relieve Purchaser and/or the Stockholder Representative (on behalf of the Holders in accordance with their respective Allocation Percentages) from their respective obligation to pay 50% of all such costs, attorneys’ fees, charges, disbursements and expenses incurred by the Escrow Agent. In the event that the Stockholder Representative becomes liable to the Escrow Agent for any such costs, attorneys’ fees, charges, disbursements and expenses under this Agreement, then the Stockholder Representative may direct the Escrow Agent to pay to the Stockholder Representative any amounts otherwise payable hereunder to the Holders to the Stockholder Representative until the

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Stockholder Representative has been reimbursed in full for all such costs, attorneys’ fees, charges, disbursements and expenses.

(m)          Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust business and assets as a whole or in part, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become the successor Escrow Agent hereunder and vested with all of the title to the whole property or trust estate and all of the trusts, powers, immunities, privileges, protections and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

7.             Purchaser’s Efforts to Consummate Care Meridian. Purchaser agrees that from and after the date hereof, it will and will cause the Company and its Subsidiaries to use their commercially reasonable efforts to cause the Care Meridian Closing to occur as promptly as practicable (including, without limitation, to cause the conditions to closing set forth in the Care Meridian Asset Purchase Agreement to be satisfied or waived). To the extent reasonably requested by the Stockholder Representative, Purchaser shall keep the Stockholder Representative informed in reasonable detail of the status of the transactions contemplated by the Care Meridian Asset Purchase Agreement and Purchaser’s efforts to cause the Care Meridian Closing to occur. Purchaser shall not and shall cause the Company and its Subsidiaries to not amend, modify or waive the terms and conditions of the Care Meridian Asset Purchase Agreement without the prior written consent of the Stockholder Representative, such consent not to be unreasonably withheld or delayed with respect to any such amendment or waiver that is not adverse to the Holders or their interests under this Agreement.

8.             Limited Responsibility. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto (including, without limitation, the Merger Agreement) other than this Agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE STANDARDS SET FORTH IN THIS AGREEMENT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.             Income. For federal and state income tax purposes, any Income shall be income of the Person or Persons that receive the Escrow Fund in accordance with Section 4 hereof allocated pro rata in accordance with their respective portions of the Escrow Fund received. The Escrow Agent shall add the Income to the Escrow Fund and such Income shall become part of the Escrow Fund. The Escrow Agent shall be entitled to request and receive appropriate forms executed by Purchaser and the Holders with respect to the Income. The Escrow Agent shall be responsible for reporting to the Internal Revenue Service on form 1099 or other appropriate form(s) any Income earned. The Escrow Agent shall have no responsibility for

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the preparation and/or filing of any tax or information return with respect to any transaction that occurs outside the Escrow Account, whether or not related to the Agreement.

10.           Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

If, to Purchaser, then to:

c/o Vestar Capital Partners
245 Park Avenue
41st Floor
New York, NY 10167
Attention:  James L. Elrod, Jr.
Fax:  (212) 808-4922

with a copy to:

Simpson Thatcher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:  Peter J. Gordon
Fax:  (212) 455-2502

If to the Stockholder Representative, then to :

c/o Madison Dearborn Capital Partners III, L.P.
Three First National Plaza
Suite 3800
Chicago, Illinois 60602
Attention:  Timothy P. Sullivan
                  Nicholas W. Alexos

Fax:  (312) 876-3854

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention:  Sanford E. Perl, P.C.
                   Mark A. Fennell
Fax:  (312) 861-2200

Notices to the Escrow Agent:

Wells Fargo Bank, National Association
230 W. Monroe Street, 29th Floor, Corporate Trust Department
Chicago, IL 60606

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Attention: Timothy P. Martin
Fax:  (312) 726-2158

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received on a Business Day in the place of receipt prior to 5:00 p.m. in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

11.           Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.           Section Headings. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

13.           Banking Days. If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a banking day, then the Escrow Agent shall make such investment or delivery on the next succeeding banking day.

14.           Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

15.           Exclusive Agreement and Modification. This Agreement supersedes all prior agreements among the parties hereto with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties hereto with respect to its subject matter. This Agreement may be amended and may only be amended by a written agreement executed by Purchaser, the Stockholder Representative and the Escrow Agent.

16.           Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

17.           Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators,

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successors and assigns. No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment to the Escrow Agent shall be filed with and acknowledged by the Escrow Agent.

18.           Execution by the Escrow Agent. The execution and delivery of this Agreement by the Escrow Agent shall constitute a receipt for the Escrow Amount.

19.           Attachment of Escrow Account; Compliance with Legal Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ order or decree it shall not be liable to any of the parties hereto or to any other person, firm of corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

*     *     *     *     *

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Escrow Agreement as of the date first written above.

STOCKHOLDER REPRESENTATIVE:

MADISON DEARBORN CAPITAL PARTNERS III, L.P.

By: Madison Dearborn Partners III, L.P. Its: General Partner

By: Madison Dearborn Partners, LLC Its: General Partner

By:
Its: Managing Partner

PURCHASER:

NMH HOLDINGS, LLC

By:
Name:
Its:

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS ESCROW AGENT

By:
Name:
Its:

SCHEDULE I

HOLDERS (1)

Name	Address	Allocation Percentage
Madison Dearborn Capital Partners III, L.P.
MTS Mentor, LLC
Murphy, Edward
Madison Dearborn Special Equity III, L.P.
Miller, Craig R.
Miller, Douglas V.
Miller, Thomas E.
Torres, Gregory T.
Gillespie, John
Fay, Juliette
Hopper, Elizabeth
Holler, Denis
Nardella, Bruce
Jones III, Hugh R.
Longo, Robert
Indosuez Capital Partners 2003, L.L.C.
Petersen, Dave
Green, John
Randolph Street Partners II
Kayma, Thomas
Rice, Laura

(1)             This list of Holders will be updated at the Closing to reflect only those Persons that will hold Company Common Stock and/or Options immediately prior to the Effective Time.  The Allocation Percentages to be filled-in here will be determined immediately prior to the Closing in accordance with the definition of Allocation Percentage set forth herein.

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Name	Address	Allocation Percentage
Pak, Christina
Gregory T. Torres 2005 Five Year Annuity Trust
Gregory T. Torres 2005 Two Year Annuity Trust
Brendmoen, Neil
Sunshine, Eugene
Woodworth, Patricia
Special Co-Invest Partners I
Bargmann, Nancy
Blazier, Margie
Hokanson, Jim
Jones, Rick
Abeling, Patricia
Byrne, Sean
Robson, Dwight
Evans, Randy
Kurylo, Peter
Weisling, Nancy
Coscia, Lisa
Menne, Connie
Malpiede, Marjorie
Beaudry, Andrea
Maguire, Patti
Hayes, Nita
John W. Gillespie, Jr. 2005 Irrevocable Indenture of Trust for the Benefit of Austin Gillespie

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Name	Address	Allocation Percentage
John W. Gillespie, Jr. 2005 Irrevocable Indenture of Trust for the Benefit of John W. Gillespie, III
Jordan, Ted
Webb, Larry
Knox, Juli
Temple, Joel
Gass, Kathy
Melanson, Jeanette
Ray, Robin
Rodenberg-Roberts, Mary
Ketcham, Jane
Parker, Carla
Cutler, Chris
Matricardi, Ed
Miller, Ann
Allen, William
Buckley, David
Cataldo, Paul
Special Advisors Fund I, LLC
DeNatale, Peter
Doth, David
Villemain, Jerry
Ngwa, Viviane
Davila, Doris
Davis, Charles
DeRoma, Connie
Halvorson, Pam

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Name	Address	Allocation Percentage
Kozakis, Chris
McMorrow, Marty
Morton-Epps, Lynn
Herr, Cindy
McGee, Maria
Perish, Mark
Hofmeister, Michael
Andronaco, Tony
Brosseau, Bill
Keller, Robin
Novak, Kathleen
Northwestern University
Blosser, Jan
Niess, Brenda
Acker, Donald
DiBello, Char
McMorrow, Debra
Ortner, Sue
Ryan, Marty
Bligh, Jennifer
Lee, Jackson
Moen, Mike
Quan, Binh
Quinn, Jennifer
Sweeney, John
Allison, Brian

15

Name	Address	Allocation Percentage
Andrade, Tiffani
DeVos, Chris
Hebl, Bob
Jacome, Robin
Kaesbauer, Michael
Verbarg, Pam
Kruppa, Joy
Campbell, Lori
Crawford, Elizabeth
McClure, Deb
Sande, Pamela
Whalen, Tim
Allen, Michael
Armini, Jennifer
Brendle, Patrick
Brooks, Kate
Lindner, Cindy
Maurer, Bob
McCreery, Stacey
Olson, Gail
Wilson, Joel

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SCHEDULE II

SCHEDULE OF ESCROW AGENT FEES

Annual Charge                   $7,500.00

Any out-of-pocket expenses, or extraordinary fees or expenses such as attorney’s fees or messenger costs, are additional and are not included in the above schedule.

These fees cover a full year, or any part thereof, and thus are not prorated in the year of termination. The annual fee is billed in advance and payable prior to that year’s service.

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